As filed with the Securities and Exchange Commission on May 29, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ARÊTE INDUSTRIES INC.

(Name of small business issuer in its charter)

Colorado	1311	84-1508638
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7260 Osceola Street, Westminster, Colorado 80030

(303) 427-8688

(Address and telephone number of principal executive offices)

Donald W. Prosser, Chief Executive Officer

Arête Industries Inc.

7260 Osceola Street, Westminster, Colorado 80030

(303) 427-8688

(Name, address and telephone number of agent for service)

With copies to:

Reid A. Godbolt, Esq.

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

(303) 573-1600

Approximate date of commencement of proposed sale to public: As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities At registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, issuable upon exercise of 15% Series A1 convertible preferred stock	1,583,333	$0.75 (2)	$1,187,500 (2)	$137.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.
(2)	Pursuant to Rule 457(c) and (f), calculated based on the average of the bid and asked prices of the registrant’s common stock on May 25, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 29, 2012

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ARÊTE INDUSTRIES INC.

1,583,333 Shares of Common Stock

This prospectus relates to the resale of up to 1,583,333 shares of our common stock that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus for their own account, consisting of 1,583,333 shares of common stock issuable upon conversion of 522.5 shares of 15% Series A1 convertible preferred stock, which we refer to as convertible preferred stock, which we sold in a private placement.

All of the shares of common stock are being offered by the selling shareholders named in this prospectus, or their assigns or successors in interest. The selling shareholders will receive all of the proceeds from the sale of the securities being offered by this prospectus.

The selling shareholders may sell the common stock being offered by them from time to time in the over the counter market, on one or more stock exchanges, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then-prevailing market price for the securities or at negotiated prices directly or through broker-dealers, who may act as agent or as principal, or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 57 of this prospectus.

Our common stock currently trades over the counter and is quoted on the OTCQB tier of the OTC Markets under the symbol “ARET.OTCQB” On May 24, 2012, the last sale of our common stock was $.79 per share.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2012

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a description of the common stock that may be offered by the selling shareholders. Each time a selling shareholder sells the common stock described in this prospectus, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the offering. Any prospectus supplement may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Please read “Where You Can Find More Information.” You are urged to read this prospectus carefully, including the “Risk Factors” in their entirety before investing in our common stock.

Additional Information

This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part or incorporated into the registration statement. See, “Where You Can Find More Information” beginning on page 64.

You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this prospectus (and other documents to which it refers) are not statements of historical fact and constitute forward-looking statements within the meaning of the various provisions of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, including, without limitation, the statements specifically identified as forward-looking statements within this prospectus. Many of these statements contain risk factors as well. In addition, certain statements in our future filings with the SEC, in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Securities Act and the Exchange Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of capital availability, terms, expenditures, revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends on our common stock and on our convertible preferred stock, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or board of directors including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “may”, “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for oil and natural gas;

•	changes in estimates of proved reserves;

•	declines in the values of our oil and natural gas properties resulting in impairments;

•	the timing and extent of our success in discovering, acquiring, developing and producing oil and natural gas reserves;

•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	risks incident to the drilling and operation of oil and natural gas wells;

•	future production and development costs;

•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulation and enforcement related to those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of oil and natural gas derivatives activities; and

•	conditions in the capital markets.

Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements.

As used in this prospectus, unless the context requires otherwise, the terms “Company,” “we,” “our” and “us” refer to Arête Industries Inc.

Our Company

Arête Industries, Inc., a Colorado corporation, is an independent oil and gas company engaged in the acquisition and development of oil and natural gas reserves through a program which includes purchases of reserves, re-engineering, development and exploration activities primarily focused in Wyoming, Kansas, Colorado and Montana. Our corporate headquarters is located in Westminster, Colorado. We were incorporated in the state of Colorado in 1987. Our corporate office is located at 7260 Osceola Street, Westminster, Colorado 80030, and our telephone number is 303-427-8688. Our Website can be found at www.arêteindustries.com. The information available on or through our website is not part of this prospectus.

The Offering

In May 2011 we entered into a purchase and sale agreement which was subsequently amended, for the purchase of certain oil and gas properties in Colorado, Kansas, Wyoming, and Montana. The final purchase price for the acquisition was $11,000,000. The purchase was part of our strategy to enter the oil and natural gas exploration and production business. We completed the property purchase under the purchase and sale agreement, as amended, in the third quarter of 2011. The payment of the final installment payment was financed through the completion of a private placement of 522.5 shares of our convertible preferred stock. Shares of our convertible preferred stock are convertible into shares of our common stock at a conversion price of $3.30 per share, subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions, stock splits, subdivisions and combinations. Under the terms of the sale in the private placement, we are required to register with the SEC the resale of the common stock issuable upon conversion of the convertible preferred stock. This prospectus covers the resale of 1,583,333 shares of our common stock by selling shareholders in market or negotiated transactions. None of the shares are currently outstanding but are issuable upon conversion of our convertible preferred stock held by the selling shareholders. The following table summarizes certain information concerning this offering.

Common stock outstanding before the offering	7,764,476 shares (1)

Common stock issuable upon conversion of convertible preferred stock	1,583,333 shares

Common stock offered by the selling shareholders	1,583,333 shares

Common stock outstanding after the offering	9,347,809 shares(2)

Use of proceeds—$0	(3)

Stock symbol	“ARET.OTCQB” on the OTC Market

(1)	Excludes shares which may be issued upon exercise of the outstanding shares of convertible preferred stock at the existing conversion value.
(2)	Assumes conversion of all of the outstanding shares of the convertible preferred stock, of which there is no assurance.
(3)	We will receive no proceeds from the sale of the shares by the selling shareholders.

Risk Factors

An investment in our common stock is subject to a number of risks. Risk factors relating to our company include: a shortage of working capital; we need to obtain financing to carry out our business plan; intense competition in our industry; a history of operating losses; limited operations until recently; and dependence on key officers. Risk factors relating to our common stock include the volatility of our stock price, our limited trading market and lack of dividends. See, “Risk Factors” in the next section for a full discussion of these and other risks.

Access to Information

Our website address is www.arêteindustries.com We make available, free of charge, by clicking on the Investor Relations tab at the top of our homepage and then selecting “SEC Filings” in the drop down menu section of our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after these reports are electronically filed with or furnished to the SEC. We also make available through our website other reports electronically filed with the SEC under the Exchange Act, including our proxy statements. Information contained in our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, along with all of the other information included in this prospectus, before deciding to buy our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer. Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. These statements can be identified by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” and “continue” or other similar words. Statements that contain these words should be carefully read for the following reasons:

•	The statements may disclose our future expectations;

•	The statements may contain projections of our future earnings or our future financial condition; and

•	The statements may state other “forward-looking” information.

Risks Related to Our Business and Industry

We have a significant working capital deficit.

At March 31, 2012, we had a working capital deficit of $1,359,832. Cash flow from operations in 2012 has allowed us to maintain our working capital deficit without any material adverse consequences, but we cannot make any assurances that we will be able to reduce this working capital deficit or that it will not require significant drastic measures be taken to eliminate the deficit, which would in all likelihood materially and adversely affect our planned operations and results of operations.

We will require additional capital in seeking to execute our business plan, which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including development and acquisition opportunities, the availability of debt financing and the cash flow from our operations. To the extent that the funds available are insufficient to meet future capital requirements, we will likely need to reduce our development activity. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition will likely be adversely affected.

We do not have any employees and we depend on our chief executive officer for a significant majority of our management decisions, operations and industry contacts.

Due to our limited operations, we do not have any employees, and our executive officers are retained as independent contractors on a part-time basis. We are heavily dependent upon the efforts of our Chief Executive Officer, Donald W. Prosser, who essentially operates our company. We do not have an employment agreement with him nor do we have any key man insurance on his life. As we currently do not have a successor to Mr. Prosser, the loss of his services would likely have a material adverse impact on our business.

Our future performance is difficult to evaluate because we have a limited operating history and we have incurred losses through the second quarter of 2011.

Our operations in the natural resources industry commenced with our acquisition of a gas gathering pipeline as of September 2006. In the third quarter of 2011, we purchased various oil and gas producing properties for $11,000,000. Prior to our third quarter of 2011 asset acquisition, our revenues were minimal and we incurred significant losses. As of March 31, 2012, our accumulated deficit was nearly $15.1 million. With respect to our acquisition of the oil and gas producing properties in 2011, we have little historical financial and operating information available to assist you in evaluating an investment in our common stock.

Oil and gas prices must remain at sufficient levels in order for us to operate profitably.

We expect to focus on acquiring oil and gas properties that we believe offer profit potential from overlooked and by-passed reserves of oil and natural gas, which will include shut-in wells, in-field development, stripper wells, re-completion and re-working projects. Because production is generally on a decline on these mature properties while operating expenses can be high, declines in oil and gas prices will likely have a greater negative impact on our operations compared to oil and gas companies that focus on newer developed properties.

We may expend substantial funds in acquiring and redeveloping properties which are later determined to not be economically viable.

The search for new oil and gas reserves, development wells or secondary recovery frequently result in unprofitable efforts, not only from dry holes, but also from wells which, though productive, will not produce oil or gas in sufficient quantities to return a profit on the costs incurred. There is no assurance that any production will be obtained from any of the acreage to be acquired by us, nor are there any assurances that if such production is obtained, it will be profitable. We may expend substantial funds in acquiring and redeveloping properties which are later determined not to be economically viable. All funds so expended may be a total loss to us and which could result in possibly significant impairments in our oil and gas asset base. In such event, our profitability and operations may be materially adversely affected.

The domestic oil and gas exploration and production industry is faced with shortages of personnel and equipment, and such shortages may adversely affect our operations and financial results.

The oil and gas industry, as a whole, suffers from an aging workforce and a shortage of qualified and experienced personnel. Our operations and financial results may be adversely impacted due to difficulties in attracting and retaining such personnel within our Company or within companies that provide materials and services to the industry. The substantial increase in oil prices in 2010 and 2011 has resulted in increased drilling and construction activity in the industry and shortages of personnel and equipment are present in our primary focus areas. Further, our plans will likely require access to services and oil field equipment. Such equipment and operating personnel are currently in short supply.

Restrictions in any future credit agreements may prevent us from engaging in some beneficial transactions.

We are seeking to enter into credit agreements with financial institutions to fund a portion of our anticipated capital requirements. To obtain funds under credit agreements we may be required to accept operating restrictions which would impair or prevent us from future transactions we deem to be beneficial to us.

Competition for experienced technical personnel may negatively impact our operations.

Our acquisition strategy’s success could depend, in part, on our ability to attract and retain experienced professional personnel. The loss of any key executives or other key personnel could have a material adverse effect on our operations. The scope of our operations and our future will depend on our ability to attract and retain qualified personnel, particularly individuals with a strong background in geology, geophysics, engineering and operations.

Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that could adversely affect our financial condition and results of operations.

Our success depends on the results of our exploitation, exploration, development and production activities. Oil and natural gas exploration and production activities are subject to numerous significant risks some of which are beyond our control; including the risk that drilling will not result in commercially viable oil or natural gas production. Decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in large part on our proper evaluation and assessment of data obtained through geophysical and geological analyses, production data, and engineering studies. Our evaluations and assessments could ultimately prove to be incorrect. Significant aspects of costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can render a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including:

•	Shortages of or delays in obtaining equipment and qualified personnel such as we are currently experiencing;

•	Pressure or irregularities in geological formations;

•	Equipment failures or accidents;

•	Adverse weather conditions, such as those experienced during the first half of 2011;

•	Reductions in oil and natural gas prices;

•	Issues associated with property titles; and

•	Delays imposed by or resulting from compliance with regulatory requirements.

Volatile oil and natural gas prices could adversely affect our financial condition and results of operations.

Our most significant market risk is the price of crude oil and natural gas. Management expects energy prices to remain volatile and unpredictable. Moreover, oil and natural gas prices result from numerous factors that are outside of our control, including:

•

Economic and energy infrastructure disruptions caused by geopolitical factors including but not limited to embargoes and sanctions on major producing countries and actual or threatened acts of war, or terrorist activities particularly with respect to oil producers in the Middle East, Nigeria and Venezuela;

•	Weather conditions, such as hurricanes, including energy infrastructure disruptions resulting from those conditions;

•	Changes in the global oil supply, demand and inventories;

•	Changes in domestic natural gas supply, demand and inventories;

•	The price and quantity of foreign imports of oil;

•	Political conditions in or affecting other oil-producing countries;

•	General economic conditions in the United Stated and worldwide;

•	The level of worldwide oil and natural gas exploration and production activity;

•	Technological advances affecting energy consumption; and

•	The price and availability of alternative fuels.

Lower oil and natural gas prices not only decrease revenues on a per unit of production basis, but also may reduce the amount of oil and natural gas that we can economically produce negatively impacting estimates of our economically recoverable proved reserves. Substantial or extended declines in oil or natural gas prices may materially and adversely affect our financial condition, results of operations, liquidity and ability to finance operations and planned capital expenditures.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

Oil and natural gas exploration, drilling and production activities are subject to numerous operating risks including the possibility of:

•	Blowouts, fires and explosions;

•	Personal injuries and death;

•	Uninsured or underinsured losses;

•	Unanticipated, abnormally pressured formations;

•	Mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses; and

•	Environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination.

Any of these operating hazards could cause damage to properties, serious injuries, fatalities, oil spills, discharge of hazardous materials, remediation and clean-up costs, and other environmental damages, which could expose us to significant liabilities.

Seeking to grow our business by purchase of production, expanding existing production, and exploration subjects us to development and other risks.

The search for commercial quantities of oil and natural gas as a business is highly risky. We cannot provide investors with any assurance that any properties in which we obtain a mineral interest will contain commercially exploitable quantities of oil and/or gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of oil and/or gas. Problems such as unusual or unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas, and/or we are unable to commercially extract such quantities, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

Future oil and gas price declines or unsuccessful exploration efforts may result in write-downs of our exploration and production asset carrying values.

We follow the successful efforts method of accounting for our oil and gas properties. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves have been discovered. If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed. The capitalized costs of our oil and gas properties, on a field basis, cannot exceed the estimated future net cash flows of that field. If net capitalized costs exceed future net revenues, we must write down the costs of each such field to our estimate of fair market value. Unproved properties are evaluated at the lower of cost or fair market value. Accordingly, a significant decline in oil or gas prices or unsuccessful exploration efforts could cause a future write-down of capitalized costs.

We review the carrying value of our proved oil and gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The impairment analysis is based on then current oil and gas prices in effect. Once incurred, a write-down of oil and gas properties cannot be reversed at a later date even if oil or gas prices increase.

Future oil and gas price declines may affect our ability to raise capital.

If oil and gas prices decrease there will be a corresponding negative impact on the value of our reserves. This could negatively affect our ability to borrow funds or raise equity capital.

Competition in our industry is intense, and many of our competitors have greater financial and technical resources than we do.

We face intense competition from major oil companies, independent oil and gas exploration and production companies, financial buyers and institutional and individual investors who are actively seeking oil and gas properties, along with the equipment, expertise, labor and materials required to operate oil and gas properties. Many of our competitors have financial and technical resources vastly exceeding those available to us, and many oil and gas properties are sold in a competitive bidding process in which our competitors may be able to pay more for development prospects and productive properties or in which our competitors have technological information or expertise to evaluate and successfully bid for the properties that is not available to us. In addition, shortages of equipment, labor or materials as a result of intense competition may result in increased costs or the inability to obtain those resources as needed. We may not be successful in acquiring and developing profitable properties in the face of this competition.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Our internal controls and operations are subject to extensive regulation and reporting obligations and as of March 31, 2012, we concluded that our disclosure controls and procedures were not effective. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 29. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, effective internal control over financial reporting may not prevent or detect misstatements. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet certain reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares of common stock.

If we learn of any title defects on the properties we own or acquire, it could have a material adverse effect on our operations and profitability.

We may not be the record owner of interest in our properties and may rely instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, we have the right to have our interest placed of record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time properties or interests are acquired by us. Prior to commencement of operations on such acreage and prior to the acquisition of properties, a title examination will usually be conducted and significant defects remedied before proceeding with operations or the acquisition of proved properties, as appropriate.

Our producing properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to our current and prospective acreage acquisitions, to the extent such defects or disputes exist, we could suffer title failures.

Our officers and directors are engaged in other business activities and conflicts of interest have arisen in their daily activities which may not be resolved in our favor.

Certain conflicts of interest exist between us and our officers and directors. Officers or directors may bring energy prospects to us in which they have an interest. They have other business interests to which they devote their attention, and will be expected to continue to do so. They will also devote management time to our business. As a result, conflicts of interest or potential conflicts of interest may arise from time to time that can be resolved only through the officers and directors exercising such judgment as is consistent with fiduciary duties to their other business interests and to us. See “Certain Relationships and Related Transactions” beginning on page 51 of this prospectus.

Insurance may not fully recover potential losses.

Although we believe that we are reasonably insured against losses to wells and associated equipment, potential operational related losses could result in a loss of our reserves and properties and materially reduce our ability to self-fund exploration and development activities and property acquisitions. The insurance market, in general, and the energy insurance market in particular, have experienced substantial cost increases over recent years, resulting from significant losses associated with commercial losses. The potential for loss, however, cannot be accurately or reasonably predicted. If we incur substantial damages or liabilities that are not fully covered by insurance or are in excess of policy limits, then our business, results of operations, and financial condition could be materially affected. Also, as is customary in the oil and gas business, we do not carry business interruption insurance. In the future, it is also possible that we will further modify insurance coverage or determine not to purchase some insurance because of high insurance premiums.

Our failure to successfully identify, complete and integrate future acquisitions of properties or businesses could reduce any earnings we may achieve.

There is intense competition for acquisition opportunities in our industry for attractive oil and gas properties and other exploration and production. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our ability to complete acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Completed acquisitions could require us to invest further in operational, financial and management information systems and to attract, retain, motivate and manage effectively additional employees. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

Negative or downward revisions of oil and gas reserve estimates could adversely affect the trading price of our common stock. Oil and gas reserves and the standardized measure of cash flows represent estimates, which may vary materially over time due to many factors.

The market price of our common stock may be subject to significant decreases due to decreases in our estimated reserves, our estimated cash flows and other factors. Estimated reserves may be subject to downward revision based upon future production, results of future development, prevailing oil and gas prices, prevailing operating and development costs, SEC rules related to proved undeveloped reserves and other factors. There are numerous uncertainties and uncontrollable factors inherent in estimating quantities of oil and gas reserves, projecting future rates of production, and timing of development expenditures.

The estimates of future net cash flows from proved reserves and the standardized measure of proved reserves are based upon various assumptions about prices and costs and future production levels that may prove to be incorrect over time. Any significant variance from the assumptions could result in material differences in the actual quantity of reserves and amount of estimated future net cash flows from estimated oil and gas reserves.

In addition, SEC rules generally require that proved undeveloped reserves that have not been drilled within five years be reclassified out of estimates of proved reserves; although such technically and economically recoverable reserves may be still owned or controlled by us. Accordingly, given the shortages of materials, equipment and human resources prevailing in the industry and also current low natural gas prices we may not drill certain proved undeveloped locations within the established five year time frame and therefore we may be required to reclassify such reserves out of our estimated proved undeveloped reserves. The effect of reclassifying such reserves would result in decreases in estimated proved reserve quantities and therefore could result in decreases in net income and earnings per share, resulting from increased depletion expense and possible impairments. These effects could have an adverse effect on our stock price.

Our properties are subject to influence by other parties that do not allow us to proceed with explorations and expenditures as we may desire.

We do not operate any of our properties. Joint ownership is customary in the oil and gas industry and is generally conducted under the terms of a joint operating agreement (“JOA”), where a single working interest owner is designated as the “operator” of the property. All of our producing oil and gas properties are operated by DNR, an affiliate of one of our officers and directors, Charles Davis. Thus, drilling and operating decisions are not within our sole control. If we disagree with the decision of this operator, we may be required, among other things, to postpone the proposed activity or decline to participate. If we decline to participate, we might be forced to relinquish our interest through “in-or-out” elections or may be subject to certain non-consent penalties, as provided in a JOA. In-or-out elections may require a joint owner to participate, or forever relinquish its position. Non-consent penalties typically allow participating working interest owners to recover from the proceeds of production, if any, and an amount equal to 200% to 500% of the non-participating working interest owner’s share of the cost of such operations.

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated or curtailed as a result of future legislation.

Among the changes contained in the Obama Administration’s Fiscal Year 2013 budget proposal, released by the Office of Management and Budget on February 13, 2012, is the elimination or deferral of certain U.S. federal income tax deductions and credits currently available to domestic oil and gas exploration companies. Such changes include, but are not limited to, (i) the elimination of current deductions for intangible drilling and development costs; (ii) the elimination of the deduction for certain U.S. production activities for oil and gas properties; (iii) an extension of the amortization period for certain geological and geophysical expenditures and (iv) the repeal of the enhanced oil recovery credit. Some of these same proposals to repeal or limit oil and gas tax deductions and credits have been included in legislation that has recently been considered by Congress. It is unclear whether any such changes will be enacted or how soon such changes could be effective. The passage of any legislation as a result of the budget proposal, or the passage of bills containing similar changes in U.S. federal income tax law could eliminate or defer certain tax deductions and credits that are currently available with respect to oil and gas exploration and development and could negatively affect our financial results.

The nature of our business and assets may expose us to significant compliance costs and liabilities.

Our operations involving the exploration, production, storage, treatment, and transportation of liquid hydrocarbons, including crude oil, are subject to stringent federal, state, and local laws and regulations governing the discharge of materials into the environment. Our operations are also subject to laws and regulations relating to protection of the environment, operational safety, and related employee health and safety matters. Compliance with all of these laws and regulations may represent a significant cost of doing business. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties; the imposition of investigatory and remedial liabilities; and the issuance of injunctions that may restrict, inhibit or prohibit our operations; or claims of damages to property or persons.

Compliance with environmental laws and regulations may require us to spend significant resources.

Environmental laws and regulations may: (1) require the acquisition of a permit before well drilling commences; (2) restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities; (3) prohibit or limit drilling activities on certain lands lying within wetlands or other protected areas; and (4) impose substantial liabilities for pollution resulting from past or present drilling and production operations. Moreover, changes in Federal and state environmental laws and regulations, as well as how such laws and regulations are administered, could occur and may result in more stringent and costly requirements which could have a significant impact on our operating costs. In general, under various applicable environmental regulations, we may be subject to enforcement action in the form of injunctions, cease and desist orders and administrative, civil and criminal penalties for violations of environmental laws. We may also be subject to liability from third parties for civil claims by affected neighbors arising out of a pollution event. Laws and regulations protecting the environment may, in certain circumstances, impose strict liability rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose us to liability for the conduct of or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time such acts were performed. We believe we are in compliance with applicable environmental and other governmental laws and regulations. In recent years, increased concerns have been raised over the protection of the environment. Legislation to regulate the emissions of greenhouse gases has been introduced in Congress, and there has been a wide-ranging policy debate, both nationally and internationally, regarding the impact of these gases and possible means for their regulation. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Also, the EPA has recently undertaken significant efforts to collect information regarding greenhouse gas emissions and their effects.

Climate change legislation or regulations restricting emissions of “greenhouse gasses” could result in increased operating costs and reduced demand for crude oil and natural gas that we produce.

In December 2009, the U.S. Environmental Protection Agency, (“EPA”) determined that emissions of carbon dioxide, methane, and other greenhouse gases (“GHGs”), present an endangerment to public health and the environment because emissions of such gasses are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. Based on these findings the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of rules regulating greenhouse gas emissions under the Clean Air Act, one set of rules limit emissions of GHGs from motor vehicles and the other set of rules require certain Prevention of Significant Deterioration (“PSD”) and Title V permit requirements for GHG emissions from certain large stationary sources. The EPA rules have tailored the PSD and Title V permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. These EPA rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified facilities. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain oil and natural gas production facilities, which may include certain of our operations, on an annual basis.

In addition, the U.S. Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise limits emissions of GHGs from our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil and natural gas that we produce.

Federal, state, and local legislative and regulatory initiatives relating to hydraulic fracturing, as well as government reviews of such activities, could result in increased costs, additional operating restrictions or delays, and adversely affect our production and/or ability to book future reserves.

Hydraulic fracturing involves the injection of water, sand, and chemical additives under pressure into a targeted subsurface formation. The water and pressure create fractures in the rock formations, which are held open by the grains of sand, enabling the oil or natural gas to flow to the wellbore. The process is typically regulated by state oil and natural gas commissions; however, the EPA, recently asserted federal regulatory authority over certain hydraulic-fracturing activities involving diesel under the Safe Drinking Water Act and has begun the process of drafting guidance documents related to this newly asserted regulatory authority. In November 2011, the EPA announced its intent to develop and issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. In February 2012, the U.S. Department of the Interior (the “DOI”) released draft regulations governing hydraulic fracturing on federal and Indian oil and gas leases to require disclosure of information regarding the chemicals used in hydraulic fracturing, advance approval for well-stimulation activities, mechanical integrity testing of casing, and monitoring of well-stimulation operations. In addition, the U.S. Congress, from time to time, has considered adopting legislation intended to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic-fracturing process. In the event that a new, federal level of legal restrictions relating to the hydraulic-fracturing process are adopted in areas where we currently or in the future plan to operate, we may incur additional costs to comply with such federal requirements that may be significant in nature, and also could become subject to additional permitting requirements and cause us to experience added delays or curtailment in the pursuit of exploration, development, or production activities.

There are also certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic-fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic-fracturing practices, and a committee of the U.S. House of Representatives has conducted an investigation of hydraulic-fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with initial results expected to be available by late 2012 and final results by 2014. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic-fracturing activities and plans to propose these standards by 2014. In addition, the U.S. Department of Energy is conducting an investigation into practices the agency could recommend to better protect the environment from drilling using hydraulic-fracturing completion methods. These ongoing or proposed studies, depending on any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the Safe Drinking Water Act or other regulatory mechanisms.

In addition, some states have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations. For example, Colorado, Montana, Pennsylvania, Louisiana, Texas, and Wyoming, have adopted, and other states are considering adopting, regulations that could impose new or more stringent permitting, disclosure, and additional well-construction requirements on hydraulic-fracturing operations. For example, Texas adopted a law in June 2011 requiring disclosure to the Railroad Commission of Texas and the public of certain information regarding the components used in the hydraulic-fracturing process. In addition to state laws, local land use restrictions, such as city ordinances, may restrict or prohibit drilling in general and/or hydraulic fracturing in particular. These regulations will affect our operations, increase our costs of exploration and production and limit the quantity of natural gas and oil that we can economically produce to the extent that we use hydraulic fracturing. A major risk inherent in our drilling plans is the need to obtain drilling permits from state and local authorities on a timely basis following leasing. Delays in obtaining regulatory approvals, drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with unreasonable conditions or costs could have a material adverse effect on our ability to explore on or develop our properties. Additionally, the natural gas and oil regulatory environment could change in ways that might substantially increase our financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability. Furthermore, these additional costs may put us at a competitive disadvantage compared to larger companies in the industry which can spread such additional costs over a greater number of wells and larger operating staff.

We are exposed to trade credit risk in the ordinary course of our business activities.

We are exposed to risks of loss in the event of nonperformance by our vendors, customers and by counterparties to our hedging arrangements. Some of our vendors, customers and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Many of our vendors, customers and counterparties finance their activities through cash flow from operations, the use of debt or the issuance of equity. Even if our credit reviews are satisfactory, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our vendors, customers and/or counterparties could adversely affect our financial condition and results of operation.

Risks Related to Our Common Stock

Investors may be diluted in future Common Stock offerings.

The holders of our common stock have no preemptive rights, and the issuance of additional shares of common stock by us may result in a commensurate reduction in an individual shareholder’s percentage ownership in us. The value of an investor’s investment in our convertible preferred stock may decrease to the extent that such dilution reduces the fair value of the shares of common stock.

Our common share price has fluctuated in the past and may continue to fluctuate in the future

The market price of our common shares in the over-the-counter market has experienced significant volatility and may continue to fluctuate significantly. The market price of our common shares may be significantly affected by factors such as the announcements of agreements and technological innovations by us or our competitors. In addition, while we cannot assure you that any securities analysts will initiate or maintain research coverage of our company and our shares, any statements or changes in estimates by analysts initiating or covering our shares or relating to the oil and gas industry could result in an immediate and adverse effect on the market price of our shares. Further, we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the shares prevailing from time to time. Sales of a substantial number of shares or the perception that such sales could occur following the date of this prospectus, could have a material adverse effect on the market price of our shares.

Trading in shares of companies, such as ours, have been subject to extreme price and volume fluctuations that have been unrelated or disproportionate to operating or other performance.

Trading on the OTC Market may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our shareholders to resell their shares.

Our common stock is quoted on the OTC Market. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Market is not a stock exchange, and trading of securities on the OTC Market is often more sporadic than the trading of securities listed on other stock exchanges such as the NASDAQ Stock Market, New York Stock Exchange or American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our common stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a shareholders ability to buy and sell our stock.

Our common stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines penny stock to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The term accredited investor refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability or willingness of broker-dealers to trade our securities. We believe that the penny stock rules discourage broker-dealer and investor interest in, and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a shareholders ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

The sale of our common stock by the selling shareholders may depress the price of our common stock due to the limited trading market which exists.

Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock has historically been limited. As a result, the sale of a significant amount of common stock by the selling shareholders may depress the price of our common stock. As a result, you may lose all or a portion of your investment.

There are a substantial number of shares of our common stock eligible for future sale in the public market. The sale of a large number of these shares could cause the market price of our common stock to fall.

There were 7,764,476 shares of our common stock outstanding as of May 24, 2012. As of that date, members of our management and their affiliates owned approximately 2,212,720 shares of our common stock, representing 25.9% of our outstanding common stock. Sale of a substantial number of these shares would likely have a significant negative effect on the market price of our common stock, particularly if the sales are made over a short period of time.

If our shareholders, particularly management and their affiliates, sell a large number of shares of our common stock, the market price of shares of our common stock could decline significantly. Moreover, the perception in the public market that our management and affiliates might sell shares of our common stock could depress the market price of those shares.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intent to retain all future earnings and other cash resources, if any, for the operations and development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansions. In addition, we may not pay cash dividends on our common stock for so long as any shares of our convertible preferred stock are outstanding. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time and from the issuance of preferred stock should we decide to do so in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

BUSINESS AND PROPERTIES

Company Overview

Arête Industries, Inc., a Colorado corporation, is an independent oil and gas company engaged in the acquisition and development of oil and natural gas reserves through a program which includes purchases of reserves, re-engineering, development and exploration activities primarily focused in Wyoming, Kansas, Colorado and Montana. Our corporate headquarters is located in Westminster, Colorado.

In September 2006, we acquired a gas gathering system (pipeline and compressor station related assets) in Campbell County, Wyoming. This system was constructed in late 2001 and began operations early in 2002. The system consists of 4.5 miles of 8-inch coated steel pipeline. During the first half of 2011, this pipeline was transporting approximately 900,000 Mcf (thousand cubic feet) of coal bed methane per day and was cash flowing from its operations until June 2011 when the operator shut-in the coal bed methane wells due to the low prices received for the natural gas produced. This system has a current throughput capacity of approximately 4 million cubic feet of gas per day.

On May 25, 2011, the Company entered into a purchase and sale agreement and other related agreements and documents with Tucker Family Investments, LLLP; DNR Oil & Gas, Inc. which we refer to as DNR; and Tindall Operating Company, which we refer to as Tindall, and collectively we refer to these parties as the Sellers, for the purchase of certain oil and gas operating properties in Colorado, Kansas, Wyoming, and Montana, which we refer to collectively as the original purchase and sale agreement. DNR is owned primarily by an officer and director of the Company, Charles B. Davis. The consideration for the purchase was determined by bargaining between management of the Company and Mr. Davis, and the Company used reports of independent engineering firms to analyze the purchase price. The base purchase price for the properties was $10 million, of which the Company paid a nonrefundable down payment of $500,000 and the remaining $9.5 million was financed by the Sellers pursuant to a promissory note due July 1, 2011. The Company was unable to arrange the funding to pay the $9.5 million promissory note due on July 1, 2011, and therefore, the note was not paid. On July 29, 2011, the Company and the Sellers entered into an amended and restated purchase and sale agreement regarding the acquisition by the Company of the oil and gas properties originally sought to be purchased. The material terms of the agreement, as amended, were a base purchase price for the properties of $11 million to be paid by an initial payment of $900,000, comprised of (i) a credit in the amount of $500,000 previously paid by the Company in connection with the original purchase and sale agreement; and (ii) $400,000 in funds paid contemporaneously with the execution of the amended purchase and sale agreement. The remaining principal balance of the base purchase price in the amount of $10,100,000, together with interest at the monthly interest rate of 0.83% was to be paid to Sellers in three monthly payments, with $3,700,000 due August 15, 2011 (extended to August 31, 2011), and $3,200,000 due on each of September 15, 2011 and October 15, 2011. All payments were paid in full on September 29, 2011. The Company may be obligated to make additional payments under the amended purchase and sale agreement if the Company increases its proven producing net oil reserves or net gas reserves by drilling or recompletion on certain of the acquired properties in Colorado and Kansas, then the

Company will pay $250,000 for every 20,000 bbls or 150,000 mcf increase respectively. If the Nymex prices for oil and/or gas stay above certain thresholds for more than 60 days, the Company will also be required to pay an additional $250,000 as each threshold is exceeded for more than 60 consecutive days. Cumulative payments under the additional purchase price factor for the Colorado and Kansas properties are limited to $5 million. The Company will also make similar payments to the Sellers if the Company increases reserves in the Wyoming and Montana properties, and the Company will make additional payments under a formula by which Sellers and the Company will share proceeds of sales or production from untapped formations on the properties acquired in Wyoming and Montana. Cumulative payments under the additional purchase price factor for the Wyoming and Montana properties are limited to $20 million. The aggregate of all additional purchase price payments from all factors and all states is capped at $25 million. Due to consideration retained by the related party sellers from sales of properties through the first quarter of 2012, and $250,000 of consideration payable in December 2012 due to a sustained increase in oil prices over $90 per barrel, the maximum future consideration has been reduced by approximately $5.0 million to $20.0 million as of March 31, 2012. In April 2012, the $100 oil price threshold was exceeded for 61 consecutive days resulting in $250,000 of contingent consideration that will be due in April 2013.

In connection with the amended purchase and sale agreement, the Company obtained the right to receive a portion of the proceeds from sale of certain of the properties that could be sold before payment in full of the base purchase price and assignment of the properties to the Company. Certain properties were sold on August 23, 2011 and the Company received $5,101,047 for its share of the net proceeds on the sale. The Company applied its net proceeds to the payments due under the amended purchase and sale agreement. On September 29, 2011 the Company paid the balance of $5,120,194 that included $121,241 of interest. The Company recognized a gain on the sale of these assets of $2,479,934 for the year ended December 31, 2011. Also, the Company, as part of the amended purchase and sale agreement, received the production of oil and gas from the purchased properties beginning April 1, 2011 and was responsible for the related lease operating expenses from April 1 as well. The net proceeds of the production, less production taxes, and lease operating expenses from April 1, 2011 to July 29, 2011 of $766,812 was applied to reduce the carrying costs of the oil and natural gas properties.

Part of our strategy is to monitor the current production of our properties, seek to develop them with infield drilling, and explore sales and purchases of additional leases and operating wells with upside. We are currently evaluating several opportunities for drilling in Kansas and Colorado. We have had preliminary discussions on properties for sale, joint venture, or farm-out in Wyoming. However, we need to obtain additional capital resources before we can execute a plan for the development in Wyoming.

The following table provides information regarding our oil and natural gas producing assets and operations located in the state where the properties are located as for December 31, 2011.

	Proved Reserves at 2011 Year-End					2011 Average
	Quantity	Pre-Tax	%	Productive Wells During 2011		Monthly Production
State	(BOE) (a)	PV 10% (b)	Oil (c)	Gross	Net (d)	(BOE) (e)
Wyoming	222,987	$4,208,112	78.9%	40.0	34.3	2,198
Kansas	159,586	4,377,810	100.0%	5.0	3.4	597
Colorado	124,105	2,259,149	31.8%	8.0	7.7	778
Montana	6,223	20,374	0.0%	2.0	1.0	53

	512,901	$10,865,445	73.1%	55.0	46.8	3,626

(a)	BOE is defined as one barrel of oil equivalent determined using the ratio of six Mcf of natural gas to one barrel of oil.
(b)	The prices used to calculate this measure were $83.79 per barrel of oil and $5.84 per Mcf for natural gas. These prices were computed by applying the SEC-mandated 12 month arithmetic average of the first of month price for January through December 31, 2011, which resulted in benchmark prices of $96.19 per barrel for crude oil and $4.12 per MMbtu for natural gas. Benchmark prices were further adjusted on a well by well basis for transportation, quality and basis differentials to arrive at the prices used for this report.
(c)	Computed based on BOE using the ratio of six Mcf of natural gas to one barrel of oil.
(d)	Net wells are the sum of our fractional working interests in gross wells.
(e)	2011 average monthly production is for the entire year ended December 31, 2011, although the Company did not acquire its ownership interest in the properties until the third quarter of 2011.

Reconciliation of Standardized Measure to PV10

PV10 is the estimated present value of the future net revenues from our proved oil and natural gas reserves before income taxes discounted using a 10% discount rate. PV10 is considered a non-GAAP financial measure because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. We believe that PV10 is an important measure that can be used to evaluate the relative significance of our oil and natural gas properties and that PV10 is widely used by securities analysts and investors when evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, we believe the use of a pre-tax measure provides greater comparability of assets when evaluating companies. We believe that many other companies in the oil and natural gas industry calculate PV10 on the same basis. PV10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes. The table below provides a reconciliation of our standardized measure of discounted future net cash flows to our PV10 value:

	Standardized Measure	PV10
Future cash inflows	$36,256,572	$36,256,572
Future production costs	(14,467,156)	(14,467,156)
Future development costs	(964,486)	(964,486)
Future income taxes	(4,687,201)	—

Future net cash flows	16,137,729	20,824,930

10 percent annual discount	(7,795,729)	(9,959,485)

Discounted future net cash flows	$8,342,000	$10,865,445

The difference between the standardized measure of $8,342,000 and PV10 of $10,865,445 is $2,523,445, which is due to income taxes included in the standardized measure as follows:

Undiscounted income taxes	$4,678,201
Impact of 10% discount factor	(2,163,756)

Discounted impact of income taxes	$2,523,445

Business Strategy

Our business strategy is three-fold in approach.

•	We plan to and have acquired oil and natural gas operating properties that will provide for the operations of the Company;

•

We expect to seek to acquire leases that have development possibility either for us to drill and or with other companies on a joint venture or farm-out basis. Part of this plan would include the possibility of selling leases and retaining an overriding royalty in the property and a right to buy back into future development; and

•	We are looking for acquisitions of producing properties with future development.

Competitive Business Conditions

The oil and natural gas industry is intensely competitive, and we compete with numerous other companies engaged in the exploration and production of oil and gas. Many of these companies have substantially greater resources than we have. Not only do they explore for and produce oil and natural gas, but also many carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. The operations of other companies are in many instances able to pay more for exploratory prospects and productive oil and natural gas properties. Many of our competitors also have more resources to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or technical resources permit.

Our larger competitors have the resources to be better able to absorb the burden of current and future federal, state, and local laws and regulations more easily than we can, which adversely affects our competitive position. Our ability to locate reserves and acquire interests in properties in the future will be dependent upon our ability and resources to evaluate and select suitable properties and consummate transactions in this highly competitive environment. In addition, we may be at a disadvantage in acquiring producing oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and technical resources than other companies in our industry.

Marketing and Customers

The market for oil and natural gas that we produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Our oil production is expected to be sold at prices tied to the spot oil markets, as adjusted for transportation and quality. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We currently rely on our related party operator to market and sell our production.

Seasonality—Gathering and Processing

Generally, but not always, the demand and price levels for natural gas increase during the colder winter months and decrease during the warmer summer months. More recently, historical natural gas prices have been at ten year lows. In addition, pipelines, utilities, local distribution companies and industrial users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer, which can lessen seasonal demand fluctuations. Seasonal anomalies such as mild winters and summers sometimes lessen these fluctuations.

Foreign Operations and Export Sales

We do not have any interests, production facilities, or operations in foreign countries.

Governmental Regulations

Our operations are subject to significant, substantive rules, regulations and limitations impacting the oil and natural gas exploration and production industry as a whole, as described below.

Oil and Natural Gas Production

Our oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state, and local authorities and agencies. Certain states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry has increased our cost of doing business and affected our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Transportation of Natural Gas

Historically, the transportation of natural gas in interstate commerce has been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the Federal Energy Regulatory Commission (FERC).

In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. The FERC’s orders are intended to foster increased competition within all phases of the natural gas industry.

We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition. Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects our competitors

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

Environmental Matters

Our operations and properties are, like the oil and natural gas industry in general, subject to extensive and changing federal, state and local laws and regulations relating to both environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and safety and health. The recent trend in environmental regulation is generally toward stricter standards, and this trend is likely to continue. These laws and regulations may require a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit access, seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; impose substantial liabilities for pollution resulting from our operations; and require the reclamation of certain lands.

The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and we have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and comparable state statutes impose strict and arguably joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act (RCRA) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention, control countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 (OPA) contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. For onshore and offshore facilities that may affect waters of the United States, the OPA requires an operator to demonstrate financial responsibility. Regulations are currently being developed under federal and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on us. In addition, the Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. The Clean Air Act of 1970 and its subsequent amendments in 1990 and 1997 also impose permit requirements and necessitate certain restrictions on point source emissions of volatile organic carbons (nitrogen oxides and sulfur dioxide) and particulates with respect to certain of our operations. We are required to maintain such permits or meet general permit requirements. The EPA and designated state agencies have in place regulations concerning discharges of storm water runoff and stationary sources of air emissions. These programs require covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. Most agencies recognize the unique qualities of oil and natural gas exploration and production operations. We believe that we will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on us.

Climate Change

Climate change has become the subject of an important public policy debate. Climate change remains a complex issue, with some scientific research suggesting that an increase in greenhouse gas emissions (GHGs) may pose a risk to society and the environment. The oil and natural gas exploration and production industry is a source of certain GHGs, namely carbon dioxide and methane, and future restrictions on the combustion of fossil fuels or the venting of natural gas could have a significant impact on our future operations.

Impact of Legislation and Regulation. The commercial risk associated with the exploration and production of fossil fuels lies in the uncertainty of government-imposed climate change legislation, including cap and trade schemes, and regulations that may affect us, our suppliers, and our customers. The cost of meeting these requirements may have an adverse impact on our financial condition, results of operations and cash flows, and could reduce the demand for our products.

Climate change legislation and regulations have been adopted by many states in the US; however, legislation and regulations have not been enacted at the federal level in the US or all states, although Congress and several states are considering adopting climate change legislation. The current state of development of many state and federal climate change regulatory initiatives in areas where we operate makes it difficult to predict with certainty the future impact on us, including accurately estimating the related compliance costs that we may incur.

Indirect Consequences of Regulation or Business Trends. We believe there are risks arising from the global response to climate change.

Physical Impacts of Climate Change on our Costs and Operations. There has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornados and snow or ice storms, as well as rising sea levels. Extreme weather conditions increase our costs, and damage resulting from extreme weather may not be fully insured. However, the extent to which climate change may lead to increased storm or weather hazards affecting our operations is difficult to identify at this time.

Employees

We currently have no full time or part time employees. Our officers serve us in a consulting capacity. We anticipate adding employees and are currently using independent contractors, consultants, attorneys and accountants as necessary, to complement services for operations and regulatory filings. We presently have four independent technical professionals under consulting agreements, all of whom are available to us on an as needed basis.

Intellectual Property

We do not currently have any patents, trademarks or licenses.

Oil and Natural Gas Properties

The following table lists the oil and natural gas properties we have by state and field as of December 31, 2011.

		Productive Wells		Proved Reserves	Gross	Net
States and Field	County	Gross	Net (a)	(BOE) (b)	Acres	Acres
Wyoming:
Rex Lake	Albany	8.0	8.0	36,230	963	963
Buff	Campbell	8.0	8.0	43,296	4,783	4,128
Shippy	Campbell	1.0	1.0	64,370	6,517	4,765
Bobcat Creek	Converse	2.0	1.5	14,716	5,580	4,915
Other	Various	21.0	15.8	64,375	8,671	6,524
Kansas:
Big Bow	Stanton	2.0	0.6	62,952	800	240
Granger Creek	Clark	1.0	1.0	48,568	320	320
Walz	Trego	1.0	0.9	33,040	320	288
Other	Graham	1.0	0.9	15,026	320	288
Colorado:
Gemini	Weld	2.0	2.0	40,278	1,375	1,375
Smokey Creek	Cheyenne	1.0	0.7	33,852	125	100
Wild Horse	Weld	1.0	1.0	6,404	125	125
Other	Various	4.0	4.0	43,571	375	375
Montana:
Police Coulee	Toole	2.0	1.4	6,223	253	200

		55.0	46.8	512,901	30,527	24,606

(a)	Net wells are the sum of our fractional working interests owned in gross wells.

Office Facilities

We currently lease our office space in Westminster, Colorado for $250 per month from our Chief Executive Officer.

MARKET FOR COMMON EQUITY AND

RELATED SHAREHOLDER INFORMATION

Market Information

Our common stock has been quoted on the OTCQB tier of the OTC Markets. Our trading symbol is “ARET.OTCQB”

The following table sets forth the range of high and low bid price information for our common stock for each fiscal quarter for the past two fiscal years and for the first quarter of the current fiscal years as reported by the OTC Markets Inc. and obtained from Yahoo Finance. High and low bid quotations which represent prices between dealers without adjustment for retail mark-ups, markdowns or commissions. On April 10, 2011, we completed a 100 for 1 reverse stock split and prices below give effect to the reverse split.

	HIGH BID	LOW BID
Year Ended December 31, 2010:
First Quarter	$2.20	$0.60
Second Quarter	1.65	0.85
Third Quarter	1.50	0.80
Fourth Quarter	2.30	0.90
Year Ended December 31, 2011:
First Quarter	$8.50	$1.05
Second Quarter	6.15	4.30
Third Quarter	5.15	2.50
Fourth Quarter	3.25	1.06
Year Ended December 31, 2012:
First Quarter	$2.00	$0 .80

On May 24, 2012, the last reported sales price of our common stock as reported on the OTCQB was $.79 per share.

Holders

As of May 24, 2012, the approximate number of holders of record of shares of our common stock, our only class of trading securities, was approximately 4,100. The number of record holders of our common stock was determined from the records of our transfer agent and does not include numerous beneficial owners of our common stock whose shares are held in street name by various security brokers, dealers, and registered clearing agencies. The number of beneficial shareholders is unknown to us.

Dividends

The Company has not paid any cash dividends with respect to its common stock and it is not anticipated that the Company will pay cash dividends in the foreseeable future. Also, the Company cannot pay cash dividends on its common stock for so long as any shares of convertible preferred stock are outstanding. On March 31, 2012, the Company declared a semi-annual dividend on its convertible preferred stock of approximately $392,000 which was paid on April 2, 2012.

The Securities Enforcement and Penny Stock Reform Act of 1990

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our common shares are currently subject to the penny stock rules.

A purchaser purchasing penny stock has limitations on the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Exchange Act. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Exchange Act, as amended;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements have the effect of reducing the trading activity in the secondary market for our stock. Thus, shareholders may have difficulty selling their securities.

Our Transfer Agent

ComputerShare Investor Services is the transfer agent for our Common Stock. ComputerShare can be contacted at 250 Royall Street, Canton, MA 02021.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any equity compensation plans in effect.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General Overview

We discuss and provide below our analysis of the following:

•	Critical accounting policies;

•	Results of operations;

•	Liquidity and capital resources;

•	Contractual obligations and commercial commitments;

•	Off-balance sheet arrangements;

•	New accounting pronouncements; and

•	Controls and procedures.

In the third quarter of 2011, we completed an acquisition of oil and natural gas properties in Montana, Wyoming, Colorado and Kansas. These properties include several proved undeveloped and probable drilling opportunities. While we have made good progress in implementing our business strategy over the past year, we believe our primary challenge over the next several months is to obtain additional financing to exploit existing drilling opportunities and possibly to acquire additional properties. We have sold some of our properties while retaining overriding royalty interests for future upside upon further development of the properties. In addition, we are in the process of reviewing several opportunities for the purchase of production and underdeveloped oil and gas leases for future development. In order to purchase properties or begin substantive drilling activities we must obtain additional financing, which cannot be assured. We rely heavily on the skills of our board members in the fields of business development, capital acquisition, corporate visibility, oil and gas development, geology and operations.

While we are optimistic about our progress on our strategy, there are no assurances that we can resolve our pressing capital needs, and although have revenue from operations, our ability to execute our plans will still be depend on our ability to raise additional capital. We have not received a commitment to finance the drilling development plan we would like to implement. We currently have created cash flow that is sufficient to pay our current expenses and convertible preferred stock dividend, but this cash flow is heavily dependent on the prices for crude oil. Any significant decreases in the prices we receive for crude oil will jeopardize our ability to generate positive cash flow and pay a dividend on our convertible preferred stock dividend ($391,875 semi-annually.) We plan to seek to obtain forms of capital financing to complete our development and drilling plans. To achieve this, we will call upon the skills of our board members in the fields of business development, capital acquisition, corporate visibility, oil and gas development, geology and operations. We cannot assure we will receive further capital, or if we do that the terms of such capital will be beneficial to us.

Further, as opportunities for participation in revenue producing projects arise, we intend that consultants and advisors will be offered compensation from revenues or interests, direct participations, royalties or other incentives from the specific projects to which they contribute.

While we seek to reduce the amount of our variable costs on an ongoing basis, there is almost no way to reduce or offset our fixed expenses related to office expense, legal, accounting, transfer agent fees, reporting, corporate governance, and shareholder communications. We have to incur cash costs for the due diligence, reserve studies, audits, and legal cost for these proposed acquisitions of oil and gas properties.

Our future expectation is that monthly operating expenses will remain as low as possible until new opportunities are initiated, of which there can be no assurance, in which event the operating costs of the Company may increase relative to the need for administrative and executive staff and overhead to provide support for these new business activities.

The Company has identified the accounting policies described below as critical to its business operations and the understanding of the Company’s results of operations. The impact and any associated risks related to these policies on the Company’s business operations is discussed throughout this section where such policies affect the Company’s reported and expected financial results. The preparation of our consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amount of assets and liabilities of the Company, revenues and expenses of the Company during the reporting period, and contingent assets and liabilities as of the date of the Company’s consolidated financial statements. There can be no assurance that the actual results will not differ from those estimates.

Critical Accounting Policies

The following discussion and analysis of the results of operations and financial condition are based on the Company’s consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. Our significant accounting policies are more fully described in Note 2 of the Notes to the Consolidated Financial Statements for the years ended December 31, 2010 and 2011. However, certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside the control of management. As a result, they are subject to uncertainty. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Actual results may differ from these estimates. All historical numbers are presented on a consolidated basis that includes all acquisitions and eliminates inter-company transactions.

Revenue Recognition

We record revenue from the sale of natural gas, NGLs and crude oil when delivery to the purchaser has occurred and title has transferred. We use the sales method to account for gas imbalances. Under this method, revenue is recorded on the basis of gas actually sold by us. In addition, we record revenue for its share of gas sold by other owners that cannot be volumetrically balanced in the future due to insufficient remaining reserves. We also reduce revenue for other owners’ gas sold by us that cannot be volumetrically balanced in the future due to insufficient remaining reserves. Our remaining over- and under-produced gas balancing positions are considered in our proved oil and gas reserves. Gas imbalances at December 31, 2011 and March 31, 2012 were not material.

Use of Estimates

Preparation of our financial statements in accordance with GAAP requires management to make various assumptions, judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

The most significant areas requiring the use of assumptions, judgments and estimates relate to the volumes of natural gas and oil reserves used in calculating depreciation, depletion and amortization, which we refer to as DD&A, the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining future asset retirement obligations, impairments of undeveloped properties, and in valuing stock-based payment awards.

Oil and Gas Producing Activities

In January 2010, the Financial Accounting Standards Board, which we refer to as the FASB, issued authoritative oil and gas reserve estimation and disclosure guidance that was effective for the Company beginning in 2010. This guidance was issued to align the accounting oil and gas reserve estimation and disclosure requirements with the requirements in the SEC final rule, “Modernization of Oil and Gas Reporting “, which was also effective in 2010.

Our oil and gas exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Consolidated Statements of Cash Flows. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized.

Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production DD&A rate. A gain or loss is recognized for all other sales of proved properties and is classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

Unevaluated oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unevaluated oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop acreage.

We review our proved oil and gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. We estimate the expected undiscounted future cash flows of our oil and gas properties and compare such undiscounted future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, we will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, the present value of estimated future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected.

The provision for DD&A of oil and gas properties is calculated on a field-by-field basis using the unit-of-production method. Natural gas is converted to barrel equivalents, BOE, at the rate of six Mcf to one barrel of oil. Estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values, are taken into consideration.

Asset Retirement Obligations

The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of oil and gas properties is recorded generally upon acquisition or completion of a well. The net estimated costs are discounted to present values using a credit-adjusted, risk-free rate over the estimated economic life of the oil and gas properties. Such costs are capitalized as part of the related asset. The asset is depleted on the units-of-production method on a field-by-field basis. The associated liability is classified in current and long-term liabilities in the Consolidated Balance Sheets. The liability is periodically adjusted to reflect (1) new liabilities incurred, (2) liabilities settled during the period, (3) accretion expense and (4) revisions to estimated future cash flow requirements. The accretion expense is recorded as a component of depreciation, depletion and amortization expense in the Consolidated Statements of Operations.

Stock-based Compensation

We have not granted any stock options or warrants during the years ended December 31, 2010 and 2011 or the quarter ended March 31, 2012 and no options or warrants were outstanding at any time during these years. We have issued shares of common stock for services performed by officers, directors and unrelated parties during 2010, 2011 and the first quarter of 2012. We have recorded these transactions based on the value of the services or the value of the common stock, whichever is more readily determinable.

Results of Operations for the Years Ended December 31, 2010 and 2011

The following discussion should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus.

Oil and Gas Producing Activities

In the third quarter of 2011 we completed an acquisition of oil and gas properties in Wyoming, Colorado, Kansas and Montana. Prior to this date, we did not have any oil and gas producing activities. Presented below is a summary of our oil and gas operations for the period from July 29, 2011 through December 31, 2011 (the “Five-Month Period”):

Oil Sales	$783,491
Natural Gas Sales	221,658

Total Revenue	1,005,149
Production Taxes	(89,109)
Lease Operating Expense	(449,854)
Depreciation, depletion, amortization and accretion	(310,308)

Net	$155,878

Net barrels of oil sold	9,990
Net mcf of gas sold	38,477
Average price for oil	$78.43

Average price for gas	$5.76

Lease operating expense per BOE	$27.43

DD&A per BOE	$18.92

Our oil sales are primarily attributable to our properties in Kansas and Wyoming. The average oil price for the 2011 period was $78.43 per barrel but ranged from $73.39 in September to a high of $86.19 in November. Our average gas price, including proceeds from sales of natural gas liquids, amounted to $5.76 per Mcf for the 2011 period but ranged from $4.84 per Mcf in December to $6.65 per Mcf in August.

Production taxes were approximately 9% of our oil and gas sales for the 2011 period. Lease Operating Expense averaged $27.43 per BOE whereby six Mcf of gas are equal to one barrel of oil. Many of the producing wells we purchased have been producing for a decade or longer and the cost of workovers and normal maintenance are charged to expense in the period the costs are incurred.

Under successful efforts accounting, DD&A expense is computed separately for each producing field based on geologic and reservoir delineation. The capital expenditures for proved properties for each field compared to the proved reserves corresponding to each producing field determine a weighted average DD&A rate for current production. Future DD&A rates will be adjusted to reflect future capital expenditures and proved reserve changes in specific areas.

One of the properties purchased in 2011 was sold to an unrelated purchaser in 2011. Pursuant to the amended agreement for our purchase of the properties, we received $5,101,047 of the net proceeds from this sale which resulted in a gain of $2,479,934. We applied the proceeds to the payments due under the property purchase. We expect to periodically evaluate our portfolio of properties and sell additional properties if we believe a sale can be completed on terms that provide attractive returns to us.

Gas Gathering Activities

We have owned and operated a natural gas gathering system (pipeline and compressor station) in the Powder River Basin of Wyoming since 2006. We had $167,625 of revenues for the year ended December 31, 2010 and $45,638 for the year ended December 31, 2011. The decrease in revenue in 2011 of $121,987, or 72.8%, was primarily due to low natural gas prices which resulted in all wells in the field being shut-in since June 2011.

Presented below is a summary of operating costs for the years ended December 31, 2010 and 2011:

	2010	2011	Percent Change
Related party- cost of production	$104,606	$30,815	-70.5%

Unrelated parties:
Compressor rental	131,492	46,961	-64.3%
Pumper costs	43,300	15,000	-65.4%
Transportation	25,497	8,042	-68.4%
Property taxes	6,856	5,561	-18.9%
Land rent, utilities, repairs and other	15,840	16,856	6.4%

Total unrelated party costs	222,985	92,420	-58.6%

Total	$327,591	$123,235	-62.4%

The reductions in related party cost of production, and unrelated party expenses for compressor rental, pumper costs and transportation during 2011 were primarily due to the decision to shut-in the coal bed methane properties in June 2011 which allowed us to substantially eliminate these costs for the remainder of 2011. Depreciation expense related to the gas gathering system was approximately $44,200 for both 2010 and 2011.

In the third quarter of 2011, we acquired the entire field of coal bed methane wells that process gas through our system as part of our property acquisition discussed above. While these wells are not economic at current prices being received for natural gas related to the production capability from the existing geologic formation, we have geologic and engineering data that suggest substantial gas reserves exist on these properties by drilling new wells and/or recompleting the existing wells to several new geologic formations. We expect to further evaluate these properties and, if warranted, seek to execute our development plans within the next three years to seek to exploit the value of the properties and the gas gathering system. Any such developments will be dependent on available capital, which we do not have at this time. As of December 31, 2011, the capitalized cost of the coal bed methane leases is $287,728 and the net capitalized cost of the gas gathering system is $233,526.

General and Administrative

Presented below is a summary of general and administrative expenses for the years ended December 31, 2010 and 2011:

	2010	2011
Director fees	$100,450	$120,000
Investor relations	138,889	309,703
Acquisition investigation and due diligence	22,050	514,579
Legal, auditing and transfer agent	30,974	198,873
Accounting, financial reporting and rent- related party	53,000	83,802
Consulting fees:
Related parties	122,500	167,500
Unrelated parties	238,700	297,950
Office, travel and other	16,546	46,441
Depreciation	—	570

Total general and administrative expenses	$723,109	$1,739,418

General and administrative expenses increased by $1,016,309 in 2011 compared to 2010 or 240.5%. This increase was primarily due to increases in acquisition investigation and due diligence costs of $492,529; investor relations of $170,814; legal, auditing and transfer agent costs of $167,899; and consulting fees of $104,250.

The increase in acquisition investigation and due diligence costs of $492,529 was primarily due to a charge of $457,500 related to an April 2011 agreement with a consultant who assisted us with the negotiation of the July 29, 2011 acquisition of oil and gas properties. The increase in investor relations costs of $170,814 was due to additional investment banking, market information and shareholder communication services in 2011. The increase in legal, auditing and transfer agent costs of $167,899 was due to legal and auditing services that were required because of an increase in our filings with the SEC in 2011, and a substantial increase in the complexity of our business due to the acquisition of oil and gas properties and the issuance of convertible preferred stock. The increase in consulting fees of $104,250 was due to additional administrative support that was necessary due to the substantial increase in the scope of our operations.

Gain on extinguishment of debt

We recognized gains on debt extinguishments of $121,870 for 2010 and $111,690 for 2011. The gain in 2011 was due to expiration of the statute of limitations related to previous obligations of our inactive subsidiary which resulted in the elimination of the liability and a credit to income.

Interest expense

Interest expense increased from $47,191 in 2010 to $391,606 in 2011, an increase of $344,415. This increase was due to a substantial increase in borrowings in 2011 needed to fund operations and the purchase of oil and gas properties. Additionally, the seller of the oil and gas properties provided interim financing for $10.1 million of the purchase price for a period of two months which resulted in interest expense of approximately $121,000 in 2011.

Income (loss) from operations

Net income from operations for the year ended December 31, 2011 was $774,578 compared to a net (loss) from operations of ($927,304) for the year ended December 31, 2010. The increase in income from operations of $1,701,882 included the items discussed above relating to the oil and natural gas operations and other operating costs.

Net income (loss)

Net income for the fiscal year ended December 31, 2011 was $495,266 which included $391,606 interest expense, income from extinguishment of debt income and interest income of $112,994 compared to a net loss of $852,612 for the year ended December 31, 2010, which included $47,191 interest expense, income from extinguishment of debt income and interest income of $121,883.

Results of Operations for the Quarters Ended March 31, 2011 and 2012

Presented below is a discussion of our results of operations for the quarters ended March 31, 2011 and 2012.

Oil and Gas Producing Activities

As indicated above, during the third quarter of 2011, we entered into a purchase and sale agreement which resulted in our acquisition of oil and gas properties in Wyoming, Colorado, Kansas and Montana. Prior to this date, we did not have any oil and gas producing activities. Presented below is a summary of our oil and gas operations for the quarter ended March 31, 2012:

Oil Sales	$450,630
Natural Gas Sales	103,405

Total Revenue	554,035
Production Taxes	(44,196)
Lease Operating Expense	(283,709)
Depreciation, depletion, amortization and accretion	(131,107)

Net	$95,023

Net barrels of oil sold	5,044
Net mcf of gas sold	22,830
Average price for oil	$89.34

Average price for gas	$4.53

Lease operating expense per BOE	$32.06

DD&A per BOE	$14.82

Our oil sales are primarily attributable to our properties in Kansas and Wyoming. The average oil price for the first quarter of 2012 was $89.34 per barrel but ranged from a low of $88.24 for January to a high of $91.08 for February. Our average natural gas price, including proceeds from sales of natural gas liquids, amounted to $4.53 per Mcf for the first quarter of 2012 but ranged from a low of $4.25 per Mcf for February to a high of $4.80 per Mcf for January.

Production taxes were approximately 8% of our oil and gas sales for the first quarter of 2012. Lease operating expense averaged $32.06 per BOE whereby six Mcf of gas are equal to one barrel of oil. Many of the wells included in our acquisition have been producing for a decade or longer and the cost of workovers and normal maintenance are charged to expense in the period the costs are incurred. For the first quarter of 2012, we incurred approximately $87,000 for workovers, well service units and repairs which accounted for approximately $9.83 per BOE of our lease operating expenses.

During the first quarter of 2012, we sold one of our properties with a 100% working interest in a producing oil and gas well, which resulted in gross proceeds of approximately $1,109,000. This property was sold to an unrelated purchaser and pursuant to our amended purchase agreement entered into during the third quarter of 2011, we were required to pay the related party sellers approximately $283,000 of the proceeds due to their contingent interest and, as a result our net proceeds were $826,000. After deducting the net book value of the property of $309,000, plus the asset retirement obligation assumed by the unrelated purchaser of $16,000, we recognized a gain of approximately $533,000. We expect to periodically evaluate our portfolio of properties and sell additional properties if we believe a sale can be completed on terms that provide attractive returns.

Gas Gathering Activities

We have owned and operated a natural gas gathering system (pipeline and compressor station) for coal bed methane properties in the Powder River Basin of Wyoming since 2006. We had $29,656 of revenues for the first quarter of 2011 compared to no revenues for the first quarter of 2012, due to low natural gas prices which resulted in all wells in the field being shut-in since June 2011.

Presented below is a summary of operating costs for the quarters ended March 31, 2011 and 2012:

	2011	2012	Percent Change
Related party- cost of production	$20,611	$—	(100.0%)

Unrelated parties:
Compressor rental	28,177	—	(100.0%)
Pumper costs	7,500	—	(100.0%)
Transportation	6,667	—	(100.0%)
Property taxes	1,618	1,392	(14.0%)
Land rent, utilities, repairs and other	3,181	2,268	(28.7%)

Total unrelated party costs	47,143	3,660	(92.2%)

Total	$67,754	$3,660	(94.6%)

The reductions in related party cost of production, and unrelated party expenses for compressor rental, pumper costs and transportation during 2012 were primarily due to the decision to shut-in the coal bed methane properties in June 2011 which allowed us to substantially eliminate these costs for the remainder of 2011 and the first quarter of 2012. Depreciation expense related to the gas gathering system was $11,055 for the first quarter of both 2011 and 2012.

In the third quarter of 2011 we acquired the entire field of coal bed methane wells as part of our $11 million acquisition. While these wells are not economic at current prices being received for natural gas related to the production capability from the existing geologic formation, we have geologic and engineering data that suggest substantial gas reserves exist on these properties by drilling new wells and/or recompleting the existing wells to several new geologic formations. We expect to further evaluate these properties and, if warranted, execute our development plans within the next three years is seeking to exploit the value of the properties and the gas gathering system. As of March 31, 2012, the capitalized cost of the coal bed methane leases is $291,776 and the net capitalized cost of the gas gathering system is $222,471.

General and Administrative

Presented below is a summary of general and administrative expenses for the quarters ended March 31, 2011 and 2012:

	2011	2012	Change
Director fees	$30,000	$30,000	$—
Investor relations	140,540	45,804	(94,736)
Acquisition investigation and due diligence	27,500	—	(27,500)
Legal, auditing and transfer agent	43,539	49,080	5,541
Accounting, financial reporting and rent- related party	27,542	35,750	8,208
Consulting fees:
Related parties	30,625	75,000	44,375
Unrelated parties	76,450	71,445	(5,005)
Office, travel and other	16,724	13,546	(3,178)
Depreciation	—	143	143

Total general and administrative expenses	$392,920	$320,768	$(72,152)

General and administrative expenses decreased by $72,152 in 2012 compared to 2011, primarily due to decreases in investor relations of $94,736, and acquisition investigation and due diligence costs of $27,500. These decreases were offset by increases in consulting expense with related parties of $44,375, and accounting and financial reporting with a related party of $8,208.

The decrease in acquisition investigation and due diligence costs of $27,500 was due to costs in the first quarter of 2011 to evaluate the oil and gas properties that were ultimately acquired in the third quarter of 2011, whereas we did not evaluate any significant acquisitions during the first quarter of 2012. The decrease in investor relations costs of $94,736 was due to substantial activities related to investment banking, market information and shareholder communication services that were performed in the first quarter of 2011 in preparation for the acquisition that was consummated in the third quarter of 2011. The increases in accounting and financial reporting primarily resulted from a much higher level of accounting services that were required due to a substantial increase in the complexity of our business associated with the acquisition of oil and gas properties and the issuance of convertible preferred stock. The increase in consulting fees with related parties of $44,375 was primarily due a monthly charge of $15,000 under an agreement with DNR, whereby executive level expertise is provided for our existing and prospective oil and properties. The total monthly charge under the operating agreement is $23,000, of which $8,000 is allocated to lease operating expense. DNR is an affiliate of Charles B. Davis, an executive officer and director of the Company.

Income (loss) from operations

Income from operations for the first quarter of 2012 was $292,588 compared to a loss of $442,073 for the first quarter of 2011. The improvement of approximately $735,000 was primarily due to the gain on sale of oil and gas properties of $533,000, as well as the items discussed above relating to the oil and natural gas operations, gas gathering activities, and general and administrative expenses. The gain on sale of oil and gas assets, although part of our continuing business strategy, should not be relied upon as normal and continuing. We have in our operating plan these types of transactions but do not know the timing or the amount of any potential sales and we have no agreements of this nature at this time.

Interest Expense

Interest expense increased from $11,745 in the first quarter of 2011 to $17,845 in the first quarter of 2012, an increase of $6,100. This increase was primarily due to incurring penalty interest on a loan that was paid off in the first quarter of 2012.

Liquidity and Capital Resources

We had a working capital deficit as of March 31, 2012 of $1,359,832, compared to a working capital deficit of $1,667,440 at December 31, 2011. The $308,000 reduction in our working capital deficit resulted from increases in our cash and equivalents of $412,000, and the reduction of oil and gas property acquisition costs payable of $577,000. These amounts that favorably impacted working capital were partially offset by an increase in preferred stock dividends payable of $392,000, an increase in related party notes payable of $126,000, an increase in accrued director fees and consulting of $75,000, and an increase in other accrued costs and expenses of $92,000.

We generated positive operating cash flow of approximately $78,000 for the first quarter of 2012 compared to negative operating cash flow of approximately $309,000 for the first quarter of 2011. The net increase in operating cash flow of $387,000 was primarily due to a $729,000 improvement from a net loss of $454,000 in the first quarter of 2011 to net income of $275,000 in the first quarter of 2012, an increase in depreciation, depletion, amortization and accretion of $131,000, and changes in working capital of $193,000. The aggregate impact of amounts that improved our operating cash flow in the first quarter of 2012 compared to the first quarter of 2011 totaled $1,053,000, and this amount was partially offset by a $533,000 gain attributable to investing activities, and a reduction in common stock issued for services of $132,000.

For the first quarter of 2011, we did not have any cash flows related to investing activities. For the first quarter of 2012, we generated net proceeds of approximately $826,000 from the sale of a 100% working interest in an oil and gas property. We realized a gain of approximately $533,000 on the sale of this property. The proceeds from the sale of oil and gas properties were partially offset by capital expenditures of $617,000, of which approximately $598,000 was acquisition costs paid to a related party for the group of properties that we acquired in the third quarter of 2011.

For the first quarter of 2011, we had net borrowings of approximately $615,000. These funds were needed to fund a second quarter of 2011 deposit of $500,000 on the oil and gas properties that were acquired in the third quarter of 2011. For the first quarter of 2012, our financing activities generated net cash proceeds of $125,000 as we borrowed $375,000 and repaid borrowings of $250,000. The borrowings of $375,000 during the first quarter of 2012 provide for interest at 12.0% and a due date in March 2013.

Effective March 30, 2012, our board of directors declared a $391,875 semi-annual dividend due on our Series 1 convertible preferred stock. The dividend was payable to preferred holders of record on April 2, 2012 and was reflected as a payable on our balance sheet as of March 31, 2012. The payment of this dividend will be reflected as a financing activity on our cash flow statement for the second quarter of 2012.

As of March 31, 2012, we had cash and equivalents of approximately $632,000. Based on the current prices received from the sale of our oil and natural gas, the cash flows may not be adequate to cover all of our operating, general, administrative and interest costs. We do not have any material commitments for capital expenditures, although we expect to incur up to $964,000 during 2012 for development drilling on our existing oil and gas properties if we can obtain adequate financing, which cannot be assured. We also expect to evaluate acquisitions that are consistent with our business objective of acquiring interests in traditional oil and gas ventures, and seeking properties that offer profit potential from overlooked and by-passed reserves of oil and natural gas.

In order to execute our development drilling plans and to acquire additional interests in oil and gas properties that meet our objectives, we need additional financing. From the time we acquired our existing properties in the third quarter of 2011, we have sold our interests in some of those properties, which resulted in aggregate net proceeds from two sales of $5,927,000, which was used to repay acquisition indebtedness. We intend to only sell properties that can be liquidated for an attractive premium and there can be no assurance that we will continue to generate any proceeds from the sale of our properties.

We are currently in preliminary discussions with lenders that have expressed an interest in discussing a line of credit that would be secured by our oil and gas properties. There is no assurance that we will be successful in attracting a lender or that the amount of any financing will be sufficient to execute our business plan for 2012. However, management believes that we may experience difficulty raising additional equity capital or debt due to our lack of capital and operating history. During 2011, we eliminated a substantial amount of its outstanding debt and achieved operating revenue from our oil and natural gas operations. However, the chances of success of raising additional equity or debt capital are uncertain.

Unless and until it achieves success in its proposed operating activities, of which there is no assurance, we may continue to be required to issue further stock to pay executives, consultants and other employees, which would likely have a continuing dilutive effect on our other shareholders. Failure by us to acquire additional capital in the form of either debt or equity capital or achieve meaningful revenue from the proposed operations will most likely impair our ability to meets our obligations in the near-term and long-term.

If oil and gas prices decrease materially from current levels and additional debt or equity funding is unavailable on acceptable terms, or at all, our strategy would include some or all of the following: (i) defer development drilling on our existing properties, (ii) forego additional oil and gas property acquisitions, (iii) shut-in any marginal or uneconomic wells, (iv) attempt to negotiate the issuance of common stock in exchange for services, and (v) review and implement other opportunities to reduce general, administrative and operating expenses.

Contractual Obligations and Commercial Commitments

As of March 31, 2012, we have future minimum lease payments of approximately $8,000. This amount is payable during the years ending March 31, 2013, 2014, 2015, 2016, 2017 and after 2017 in the amounts of $2,000, $1,000, $1,000, $1,000, $1,000, and $2,000, respectively.

Off-Balance Sheet Arrangements

In connection with the related party acquisition of oil and gas properties in the third quarter of 2011, we acquired interests in certain geologic zones of the properties. The Colorado and Kansas properties provide for additional consideration that is payable to the related party sellers if proved producing reserves are increased relating to these properties through drilling or recompletion activities over a period of ten years after the closing date. First to the extent that oil reserves increase, the sellers are entitled to additional consideration of $250,000 for each increase of 20,000 net barrels. Second, to the extent that oil and gas prices increase, the sellers are entitled to additional consideration as the targeted price thresholds are exceeded for periods of 61 days. The increase in purchase price for the Kansas and Colorado properties is limited to a maximum of $5 million.

The acquired properties that are located in Wyoming and Montana provide a similar formula as used for the Colorado and Kansas properties that could result in an obligation for additional purchase consideration to the extent that we perform future drilling or recompletion activities in formations that were not producing as of the September 29, 2011 closing date. Furthermore, if we sell properties where reserves have been proved up through drilling or recompletion, the sellers have retained an interest of 70% in the net sales proceeds (after we receive a recovery of 125% of the original purchase allocation in the amended and restated purchase agreement). The increase in purchase price for all properties (Colorado, Kansas, Wyoming and Montana) is limited to a maximum of $25 million.

Due to consideration retained by the related party sellers from sales of properties through the first quarter of 2012, and $250,000 of consideration payable in December 2012 due to a sustained increase in oil prices over $90 per barrel, the maximum future consideration has been reduced by approximately $5.0 million to $20.0 million as of March 31, 2012. In April 2012, the $100 oil price threshold was exceeded for 61 consecutive days resulting in $250,000 of contingent consideration that will be due in April 2013.

New Accounting Pronouncements

In May 2011, the FASB issued new fair value measurement authoritative accounting guidance clarifying the application of fair value measurement and disclosure requirements and changes particular principles or requirements for measuring fair value. This authoritative accounting guidance is effective for interim and annual periods beginning after December 15, 2011. Based on the Company’s current operations and structure, the adoption of this standard did not have an impact on the Company’s 2012 financial statements.

In June 2011, the FASB issued new authoritative accounting guidance that states an entity that reports items of other comprehensive income has the option to present the components of net income and comprehensive income in either one continuous financial statement, or two consecutive financial statements, including reclassification adjustments. In December 2011, the FASB issued new authoritative accounting guidance which effectively deferred the requirement to present the reclassification adjustments on the face of the financial statements. This authoritative accounting guidance is effective for interim and annual periods beginning after December 15, 2011. Based on the Company’s current operations and structure, the adoption of this standard did not have an impact on the Company’s 2012 financial statements.

Other accounting standards that have been issued or proposed by the FASB, or other standards-setting bodies, that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Controls and Procedures

As of March 31, 2012, our Chief Executive Officer and Chief Financial Officer (the “Certifying Officers”) conducted evaluations of our disclosure controls and procedures. As defined under Sections 13a-15(e) and 15d-15(e) of the Exchange Act, the term “disclosure controls and procedures” means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including the Certifying Officers, to allow timely decisions regarding required disclosure. Based on this evaluation, the Certifying Officers have concluded that our disclosure controls and procedures were not effective to ensure that material information is recorded, processed, summarized and reported by our management on a timely basis in order to comply with our disclosure obligations under the Exchange Act and the rules and regulations promulgated thereunder. As discussed in our annual report on Form 10-K for the year ended December 31, 2011, the ineffectiveness of our disclosure controls and procedures is due primarily to (i) our Board of Directors does not currently have any independent members that qualify as an audit committee financial expert, (ii) we have not developed and effectively communicated our accounting policies and procedures, and (iii) our controls over financial statement disclosure were determined to be ineffective.

Further, there were no changes in our internal control over financial reporting during the first fiscal quarter that has materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

MANAGEMENT

Identify Directors and Executive Officers

The directors named below were elected for one-year terms. Officers hold their positions at the discretion of the Board of Directors absent any employment agreements, none of which currently exist or are contemplated.

The names, addresses and ages of each of our directors and executive officers and the positions and offices held by them, which director positions are for a period of one year, are:

Name and Address	Age	First Became Officer and/or Director	Position(s)
Donald W. Prosser 7260 Osceola Street Westminster, CO 80030	60	September 2003	Chairman and Chief Executive Officer

John R. Herzog 7260 Osceola Street Westminster, CO 80030	68	September 2003	Director and Acting Chief Financial Officer

Charles B. Davis 7260 Osceola Street Westminster, CO 80030	55	October 2007	Director and Chief Operating Officer

Charles L. Gamber 7260 Osceola Street Westminster, CO 80030	61	September 2003	Director and Secretary

William W. Stewart 7260 Osceola Street Westminster, CO 80030	50	December 2001	Director and Assistant Secretary

Donald W. Prosser

Mr. Prosser is a Director and member of our Compensation and Audit Committees. He has been designated as the Company’s Audit Committee Financial Expert. Mr. Prosser is a practicing certified public accountant, specializing in tax and securities accounting, and has represented a number of companies serving in the capacity of CPA, member of boards of directors, and as Chief Financial Officer. Mr. Prosser brings to the Company his great depth of expertise in tax and securities compliance and accounting, corporate finance transactions and turn-around.

From 1997 to 1999, Mr. Prosser served as CFO and Director for Chartwell International, Inc, a publicly traded company which filed reports under the Exchange Act which published high school athletic information and provided athletic recruiting services. From 1999 to 2000, he served as CFO and Director for Anything Internet, Inc. and from 2000 to 2001, served as CFO and Director for its successor, Inform Worldwide Holdings, Inc., which is a publicly traded company which filed reports under the Exchange Act. From 2001 to 2002, Mr. Prosser served as CFO and Director for Net Commerce, Inc, a public company selling internet services. From November 2002 through June 2008, Mr. Prosser served as CFO of VCG Holding Corp., a publicly traded company which filed reports under the Exchange Act and engaged in the business of acquiring, owning and operating nightclubs, which provide premium quality entertainment, restaurant and beverage services in an up-scale environment to affluent patrons. His accounting firm performs accounting service for VCG Holding Corp.

Mr. Prosser has been a certified public accountant since 1975, and is licensed in the state of Colorado. Mr. Prosser attended the University of Colorado from 1970 to 1971 and Western State College of Colorado from 1972 to 1975, where he earned a Bachelor’s degree in both accounting and history (1973) and a Masters degree in accounting – income taxation (1975).

John R. Herzog

Mr. Herzog serves as an independent Director, and as a member of the Company’s Audit, Nominating and Compensation Committees. From 1998 to 2000, Mr. Herzog served as Director of Billing Services for Eglobe, Inc., where he managed daily operations, conversion of the billing system. From 2000 to 2001, he served as director of IT for Anything Internet, Inc., a publicly traded company which filed reports under the Exchange Act. Since 2001, Mr. Herzog has been President of Business Information Systems, Inc., developing applications, consulting on software development, business systems, and programming. Mr. Herzog also served as a Director of Net Commerce, Inc., a public company, from 2001 to 2002. Mr. Herzog graduated from Drexel University in 1967 with a degree in Electrical Engineering, and in 1970 with a Master’s degree in Biomedical Engineering. He received a Doctorate from Temple University in 1976.

Charles B. Davis

Mr. Davis joined Arête’s Board of Directors in 2006, and serves as a member of the Company’s Nominating and Compensation Committees. From January 1981 to June 1983, Mr. Davis was Operations Manager for Keba Oil and Gas Co. where he was responsible for drilling, completion and producing operations. From July 1983 to April 1986, Mr. Davis was Vice-President of operations for Private Oil Industries. From April 1986 until August 1988, Mr. Davis did consulting work related to well site operations. Since August 1988 Mr. Davis has worked for DNR Oil & Gas Inc., as president, overseeing the day to day operations for 150 to 200 wells, and involved in exploration activities. Mr. Davis graduated from the University of Wyoming with a Bachelor of Science Degree in Engineering.

Charles L. Gamber

Mr. Gamber joined Arête’s Board of Directors in September 2003. He serves as an independent director, and is a member of our Nominating, Audit, and Compensation Committees. Mr. Gamber is the owner of Charles L. Gamber, Inc. dba Capital Resource Management LLC and works as a consultant creating business opportunities and relationships with strategic partners and business organizations. He is also the Director of Business Development for MedCenterNetwork. He has over 35 years of sales, customer service and marketing experience. Mr. Gamber started Charles L Gamber, Inc., in 2003. Mr. Gamber received a bachelor’s degree in Business Administration with minors in Accounting and Economics from Western State College of Colorado in 1973.

William W. Stewart

From December, 2001 until August, 2002, Mr. Stewart ran the operations and directed the business plan of Eagle Capital Funding Corp. (Eagle Capital) to pursue capital funding projects. In addition to serving as an outside director, he serves as a member of the Company’s Nominating and Compensation Committees. Mr. Stewart worked in the brokerage industry as an NASD licensed registered representative from 1986 to 1994. Mr. Stewart started his career with Boettcher and Company of Denver, Colorado and left the Principal Financial Group of Denver, Colorado in 1994 to open his own small-cap investment firm, S.W. Gordon Capital, Inc., where he has been its president since 1994 to the present. Mr. Stewart formerly served as CEO and is an owner of Larimer County Sports, LLC, a Colorado limited liability company, which owns the Colorado Eagles Hockey Club a minor league professional hockey franchise in northern Colorado. He has been President of Wenatche Sports Partners, LLC, owner of a minor league hockey team, since 2008. Mr. Stewart attended the University of Denver on a full athletic scholarship where he played hockey from 1979 to 1983 as right wing and served as assistant captain during his senior year. Mr. Stewart graduated with a BS, Business Administration from the University of Denver in 1983, with honors as a Student Athlete.

Board Committees

Our Board of Directors oversees the business affairs of the Company and monitors the performance of our management. The Board of Directors has designated three standing committees: the Audit Committee, the Nominating Committee, and the Compensation Committee

Audit Committee (Messrs. Gamber, Herzog and Prosser)

The Audit Committee’s primary responsibilities are to monitor our financial reporting process and internal control system, to monitor the audit processes of our independent auditors, and internal financial management; and to provide an open avenue of communication among our independent auditors, financial and senior management and the Board. The Audit Committee reviews its charter annually and updates it as appropriate. The Committee met four times during the year 2011.

Audit Committee Financial Expert

The Board has determined that Mr. Prosser is an audit committee financial expert; however, he is not independent within the meaning of Regulation S-K.

Nominating Committee (Messrs. Davis, Herzog and Stewart)

The Nominating Committee was also established in 2003. It identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. The Committee annually assesses and reports to the Board on the Board Committee performance and effectiveness; reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees; and annually reviews and reports to the Board on director compensation and benefits matters. The Nominating Committee met one time during the year 2011.

Compensation Committee.

While the Company established a Compensation Committee in 2003, our full Board currently administers compensation matters. As we expand our operations and compensation policies, we intend to appoint members to the committee. Upon reinstatement of the Committee, it will administer our incentive plans, sets policies that govern executives’ annual compensation and long-term incentives, and reviews management performance, compensation, development and succession.

Compliance with Section 16(a) of the Exchange Act.

The Company files reports under Section l5 (d) of the Exchange Act; accordingly, directors, executive officers and 10% shareholders are not required to make filings under Section 16 of the Exchange Act.

CODE OF BUSINESS CONDUCT AND ETHICS

Our corporate philosophy is that good ethics and good business conduct go hand in hand. Our business standards provide a general framework of values and obligations that should be adhered to at all times. Corporate standards guide our professional conduct in regard to actions, words, sense of fairness, honesty and integrity. The Company is required to comply with laws in all jurisdictions, and our Code of Business Conduct and Ethics, which we refer to as the Code, supports and reflects our statutory compliance with such laws. The Code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.

EXECUTIVE COMPENSATION

We do not currently have any full time or part time employees. Our three executive officers, who are also directors, did not receive any salary or other compensatory benefits during 2011 or 2010 in their capacity as officers. During 2011 and 2010, we used independent contractors, consultants, attorneys and accountants as necessary, to complement services for operations and regulatory filings.

We paid Donald W. Prosser, P.C. CPA, $90,000 (2011) and $50,000 (2010) for accounting and regulatory filing services. Mr. Prosser is our Chief Executive Officer and Director. We also paid Charles Davis $15,000 in 2011 for providing us with management services relating to our oil and gas properties. See also “Certain Relationships and Related Transactions” beginning on page 51 for further information regarding certain transactions with our officers.

Equity Awards

We do not maintain any equity award plans. Accordingly, there were no stock grants, options or other equity awards to our two executive officers in their capacity as officers.

Compensation of Directors.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our non-employee Directors during the fiscal year ended December 31, 2011.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Charles Davis	—	24,000	—	—	24,000
Charles Gamber	—	24,000	—	—	24,000
John Herzog	—	24,000	—	—	24,000
Donald W. Prosser	—	24,000	—	—	24,000
William Stewart	—	24,000	—	—	24,000

(1)	Our Directors are paid a quarterly fee of $6,000 in shares of our common stock for their service on our Board of Directors. The fee is paid at the end of each calendar quarter and is calculated based on the closing price of our common stock as reported by the OTC Market as of the last day of each quarter.

Cash Compensation Paid to Directors

We currently do not pay any cash fees to our Directors.

Equity Based Compensation Paid to Directors

As summarized in the table above, we pay each Director a $6,000 fee per calendar quarter for his service to our Board of Directors in shares of our common stock and the share numbers are calculated based on the closing price of our common stock as reported by the OTC market as of the last day of each quarter. Since we currently do not have any formal equity incentive plans, the stock fee is paid from our authorized shares. The offer and sale of shares issued in connection with the Directors’ fees are not registered with the SEC and are therefore “restricted securities” as that term is defined in Rule 144 of the SEC, and as such are subject to holding period requirements and other restrictions set forth in Rule 144.

Other

All Directors are reimbursed for their reasonable expenses incurred in connection with attending meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our officers and directors have advanced funds to pay for necessary expenses and costs of the Company. The following are the advances from the officers and directors:

As of December 31, 2010 and 2011, advances from related parties were unsecured and due on demand, as follows:

	2010	2011
Advances – Donald W. Prosser , CEO & Director(2)	$220,000	$20,000
Advances – Donald W. Prosser (3)	4,290	4,100
Advances – Donald W. Prosser (1)	215,000	—
Advances – Charles L. Gamber, Director (3)	4,966	—
Advances – William W. Stewart, Director (3)	20,219	20,219
Advances – William W. Stewart (2)	75,000	25,000
Advances – Charles B. Davis, Director (2)	125,000	—
Advances – Charles B. Davis (2)	40,000	40,000

Balances	$704,475	$109,319

(1)	Donald W. Prosser pledged 215,000 shares of his common stock to unrelated individuals in exchange for a loan to the Company of $215,000 due in May 2011. The loan was used for working capital.
(2)	$460,000 at December 31, 2010 and $85,000 at December 31, 2011 of the advances bear interest at 9.6% per annum.
(3)	$29,475 at December 31, 2010 and $24,319 at December 31, 2011 of the advances bear interest at 8.0% per annum.

We had related party payables of accrued interest to the officers and directors above of $37,121 at December 31, 2011.

In May 2011 we entered into a purchase and sale agreement, amended in July, 2011, for the purchase of certain oil and gas operating properties in Colorado, Kansas, Wyoming, and Montana with the Tucker Family Investments, LLLP, DNR and Tindall Operating Company, collectively, the “Sellers,” for the purchase of certain oil and gas operating properties in Colorado, Kansas, Wyoming, and Montana. In addition, the agreement included an operating agreement for the continued operations of the purchased properties by DNR. DNR is principally owned by Charles B. Davis, our Chief Operating Officer and one of our directors. The consideration for the purchase was determined by bargaining between management of the Company and Mr. Davis, and the Company used reports of independent engineering firms to analyze the purchase price. The base purchase price for the acquisition was $11,000,000. Potential additional purchase price payments are due under the following circumstances:

•

The Colorado and Kansas properties provide for additional consideration that is payable to Sellers if proved producing reserves are increased on these properties through drilling or recompletion activities over a period of ten years after the closing date. To the extent that oil reserves increase, the Sellers are entitled to additional consideration of $250,000 for each increase of 20,000 net barrels. Furthermore, to the extent that oil and gas prices increase, the Sellers are entitled to additional consideration as the targeted price thresholds are exceeded for periods of 61 days. The maximum increase in purchase price for the Kansas and Colorado properties is limited to a maximum of $5 million.

•

The properties located in Wyoming and Montana provide a similar formula as used for Colorado and Kansas that could result in an obligation for additional purchase consideration to the extent that we perform future drilling or recompletion activities in formations that are not producing as of the closing date. Further, if we sell properties where reserves have been proved up through drilling or recompletion, the Sellers have retained an interest of 70% in the net sales proceeds (after we receive a recovery of 125% of the original purchase price allocation attributed to the properties.

Notwithstanding the foregoing, the maximum increase in purchase price is limited to a maximum of $25 million. Due to sales of some of the properties to unrelated third parties and additional purchase price payable due because the $90 oil price threshold was exceeded for 61 consecutive days, the maximum future consideration was reduced to approximately $20.0 million as of March 31, 2012.

We also entered into a contract operator agreement with DNR to operate all of the properties purchased pursuant to the purchase and sale agreement, as amended. Under the agreement, DNR:

•	operates, manages, and maintains the properties in accordance with past practices;

•	employs such personnel as may be reasonably necessary to operate the properties;

•	provides various accounting and governmental reporting functions;

•	purchases supplies, materials, tools and equipment associated with ownership and operation of the properties;

•

pays and performs all obligations of Arête which relate to the properties, including, without limitation, the payment of operating costs, vendor invoices and contractor invoices associated with ownership or operation of the properties; and

•	provides marketing, gas control and other similar services necessary to sell the oil and gas produced from the properties.

Under the contract operator agreement, we reimburse DNR for all third party costs and expenses, including without limitation, operating costs, capital expenditures, production taxes and producing, drilling and construction overhead charges billed by third party operators, incurred or borne by DNR and associated with the properties. In addition to the foregoing reimbursements, we pay DNR $23,000 per month for the performance of its services under the contract operator agreement.

On September 29, 2011, as part of our convertible preferred stock private placement of $5.2 million, Mr. Davis purchased 100 shares of our convertible preferred stock for $1 million.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of May 24, 2012 by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each current director and named executive officer of the Company and (iii) all executive officers and directors as a group. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner Directors and Executive Officers	Amount and Nature of Beneficial Ownership			Percent of Class
Common Stock	Charles Davis, Director/COO 7260 Osceola Street Westminster, Colorado 80030,	Direct	1,022,997	(1)	10.8%
Common Stock	Charles L. Gamber, Director/Secretary 7260 Osceola Street Westminster, Colorado 80030,	Direct	103,522	(2)	1.3%
Common Stock	John R. Herzog, Director/Acting CFO 7260 Osceola Street Westminster, Colorado 80030,	Direct	281,141	(2)	3.6%
Common Stock	Donald W. Prosser, CEO/Chairman 7260 Osceola Street Westminster, Colorado 80030,	Direct	720,844	(3)	9.1%
Common Stock	William W. Stewart, Director 7260 Osceola Street Westminster, Colorado 80030,	Direct	84,216	(2)	1.1%

Common Stock	Directors and Officers as a Group (5 persons)	Total:	2,212,720		25.9%

Common Stock	Herbert & Virginia Burridge 30722 Fairgreens Way Laguna Niguel, CA 92677	Direct	460,524		5.8%

(1)	Includes 303,030 shares of common stock issuable upon conversion of 100 shares of convertible preferred stock and 30,113 shares accrued for services rendered.
(2)	Includes 13,113 shares accrued for services rendered.
(3)	Includes 30,113 shares accrued for services rendered.

Indemnification and Limitation on Liability of Directors

Our articles of incorporation, as amended, and bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

The Colorado Business Corporation Act allows indemnification of directors, officers, employees and agents of a Colorado corporation against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our articles of incorporation limit the liability of our directors to the fullest extent permitted by law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•	violations of certain laws; or

•	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by our articles of incorporation.

Shareholder Communications

We do not have a formal shareholder communications process. Shareholders are welcome to communicate with the Company by forwarding correspondence to Arête Industries Inc., Board of Directors, P.O. Box 141, Westminster, Colorado 80036, Attn.: Donald W. Prosser.

SELLING SHAREHOLDERS

On behalf of the selling shareholders, we have agreed to file a registration statement with the SEC covering the resale of our voting common stock which is issuable upon conversion of the shares of convertible preferred stock owned by each selling shareholder listed in the table below. We have also agreed to use our reasonable efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the Securities Act. Our agreement with the selling shareholders was entered into with the intention of providing those shareholders with additional liquidity in respect of their ownership of shares of our voting common stock. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 57.

The table below presents information as of May 24, 2012 regarding the selling shareholders and the shares of our voting common stock that the selling shareholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus or an amendment to the registration statement if and when required. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

	Number of		Number of
	Shares	Number of	Shares
	Beneficially	Shares	Beneficially	Percentage of Ownership
Name of	Owned Before	to be	Owned After	Before	After
Selling Shareholder	Offering	Offered(1)	Offering(2)	Offering	Offering(2)
Burlingame Equity Investors Master Fund, LP	740,248	557,575	182,673	7.8%	2.3%
Burlingame Equity Investors II, LP	65,812	48,485	17,327	0.7	0.2
Charles B. Davis	1,022,997	303,030	719,967	10.5	9.1
Michael J. Finney	150,940	15,152	135,788	1.6	1.9
T P Furlong	17,652	15,152	2,500	0.2	0
John H Rosasco	55,303	30,303	25,000	0.6	0.3
Lyon Oil Company LLC	35,302	30,302	5,000	0.4	0.1
Theodore Wahtell	30,302	30,303	0	0.3	0
William & Sara Kroske	17,576	7,576	10,000	0.2	0.1
Tucker Family Investments LLLP	92,749	75,758	16,991	1.0	0.2
Michael Geller	90,303	30,303	60,000	1.0	0.8
Nicholas Scheidt	358,530	303,030	55,500	3.8	0.7
Pete Haman	106,061	106,061	0	1.1	0
Marc Venjohn	30,303	30,303	0	0.3	0

TOTAL	2,814,079	1,583,333	1,230,746	29.7%	15.6%

(1)	Includes shares issuable upon exercise of outstanding preferred convertible stock.
(2)	Assumes that all of the shares offered in this prospectus are sold, of which there is no assurance.

None of the selling shareholders are United States broker-dealers, nor at the time of purchase did any of the selling shareholders have any agreements or understandings, directly or indirectly, with any persons to distribute the securities. Further, except for Charles B. Davis, none of the selling shareholders have any relationship to our company, except as a shareholder. Mr. Davis is our Chief Operating Officer and a Director.

PLAN OF DISTRIBUTION

The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our voting common stock and the shares underlying the convertible preferred stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over-the-counter market, on one or more exchanges, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may negotiate, and may pay, broker or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

The methods by which the selling shareholders may sell the shares of our common stock include:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchases;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

•	any combination of these methods of sale; or

•	any other legal method.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

In addition to selling their shares under this prospectus, the selling shareholders may sell or transfer their shares by other methods not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling shareholder who uses this prospectus to sell his or her shares will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M under the Exchange Act provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.

The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, broker, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, broker, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

We have agreed to indemnify in certain circumstances the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 500,000,000 shares of capital stock. Such capital stock may be issued in classes or series of common or preferred stock pursuant to resolutions by our Board of Directors. Stock issued without the creation by the Board of a class or series is voting common stock. As of May 24, 2012, we had (i) 7,764,476 shares of voting common stock issued and outstanding and (ii) 522.5 shares of 15% Series A1 Convertible Preferred Stock issued and outstanding. The number of authorized shares of capital stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our articles of incorporation, as amended, which have been filed or incorporated as an exhibit to the registration statement of which this prospectus forms a part, as well as to the Colorado Business Corporation Act, for a more complete description covering the rights and liabilities of shareholders.

Voting Common Stock

We have authority to issue 499,000,000 shares of common stock. The holders of our common stock are entitled to one non-cumulative vote for each share held of record on all matters on which shareholders may vote at all meetings of our shareholders, including the election of directors, which currently is for the election of four out of seven directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive, subscription, or conversion rights and the shares are not redeemable or convertible. All outstanding common stock is, and all voting common stock issuable upon conversion of the convertible preferred stock will be, when issued and paid for, fully paid and nonassessable.

Our articles of incorporation, as amended, and bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock have equal ratable rights to dividends, as and when declared by our Board of Directors from legally available funds. We have not paid any dividends nor do we anticipate paying any dividends on our voting common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. In addition, we may not pay cash dividends on our common stock for so long as any shares of our convertible preferred stock are outstanding.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all our assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may authorize series of preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, the convertible preferred stock, which is described below, is the only series of preferred stock that is issued and outstanding.

Description of 15% Series A1 Convertible Preferred Stock

Authorized Shares, Stated Value and Liquidation Preference. Seven hundred fifty shares are designated as the convertible preferred stock with a stated value and liquidation preference of $10,000 per share. We issued 522.50 shares of the convertible preferred stock in a private placement that closed on November 29, 2011.

Ranking. The convertible preferred stock ranks senior to future classes or series of preferred stock established after the issue date of the convertible preferred stock, unless the Company’s Board of Directors expressly provides otherwise when establishing a future class or series. The convertible preferred stock ranks senior to the Company’s common stock.

Dividends. Holders of convertible preferred stock are entitled to receive dividends at an annual rate of 15.0% of the $10,000 per share liquidation preference, payable semi-annually. Dividends are payable in cash or in shares of common stock (at $1.65 per common share value), at the election of the Company.

Voting Rights. The holders of the convertible preferred stock will vote together with the holders of voting common stock as a single class on all matters upon which the holders of common stock are entitled to vote, except that the common stock will elect four directors and the convertible preferred stock will elect three directors. To date the holders of convertible common stock have not exercised their right to elect directors. Each share of convertible preferred stock will be entitled to such number of votes as the number of shares of common stock into which such share of convertible preferred stock is convertible; however, solely for the purpose of determining such number of votes, the conversion price per share will be deemed to be $3.30, subject to customary anti-dilution adjustment. In addition, the holders of the convertible preferred stock will vote as a separate class with respect to certain matters, including amendments to our articles of incorporation that alter the voting powers, preferences and special rights of the convertible preferred stock.

Liquidation. In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the convertible preferred stock will be entitled, before any distribution or payment out of our assets may be made to or set aside for the holders of any of the junior capital stock and subject to the rights of creditors, to receive a liquidation distribution in an amount equal to $10,000 per share, plus any unpaid dividends. A merger, consolidation or sale of all or substantially all of our property or business is not deemed to be a liquidation for purposes of the preceding sentence.

Redemption. The convertible preferred stock is redeemable in whole or in part at the Company’s option at any time. The redemption price is equal to $10,000 per share, plus any unpaid dividends.

Preemptive Rights. Holders of the convertible preferred stock do not have preemptive rights.

Mandatory Conversion. Each share of convertible preferred stock remaining outstanding will automatically be converted into shares of our voting common stock upon the earlier of (i) any closing of an underwritten offering by the Company of shares of common stock to the public pursuant to an effective registration statement under the Securities Act, in which the aggregate cash proceeds to be received by the Company and selling shareholders (if any) from such offering (without deducting underwriting discounts, expenses and commissions) are at least $15,000,000, and the price per share paid by the public for such shares is at least $3.30 (such price to be adjusted for any stock dividends, combinations or splits or (ii) the date agreed to by written consent of the holders of a majority of the outstanding convertible preferred stock.

Optional Conversion by Investors. At any time, each holder of convertible preferred stock has the right, at such holder’s option, to convert all or any portion of such holder’s convertible preferred stock into shares of our common stock prior to the mandatory conversion of the convertible preferred stock at a price of $3.30 per share.

Optional Conversion by the Company. Beginning March 30, 2012, if the closing price of our common stock on the Trading Market is $4.50 or more for 20 consecutive trading days, then up to 25% of the outstanding stated value of the convertible preferred stock, plus any accrued and unpaid dividends, will be subject to conversion into our voting common stock at our option. For each period that the closing price of the common stock is at least $4.50 for another period of 20 consecutive trading after the first 20 day period, the Company will have the right to force conversion of another 25% of the outstanding convertible preferred stock.

Conversion Price. Each share of convertible preferred stock is convertible into shares of common stock at a conversion price of $3.30 per share, subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions, stock splits, subdivisions and combinations.

Redemption by Holder. Unless prohibited by Colorado law governing the Company, upon 90 days’ prior written request from any holders of outstanding shares of convertible preferred stock, the Company may, at its discretion, redeem at a redemption price equal to the sum of (i) $10,000 per share and (ii) the accrued and unpaid dividends thereon, to the redemption date, up to one-third of each holder’s outstanding shares of convertible preferred stock on: (i) the first anniversary of the original issuance date, (ii) the second anniversary of the original issuance date; and (iii) the third anniversary of the original issuance date. The redemption price for any shares of convertible preferred stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Company. The Company may instead at its option, reduce the applicable conversion price by 50% with respect to the shares of convertible preferred stock for which redemption has been requested.

Registration Rights. We agreed to registration rights with the investors of the convertible preferred stock which provides that, within 180 days of the final closing of the private placement, we would use our commercially reasonable best efforts to file a resale registration statement, which we refer to as the resale registration statement, with the SEC covering the resale of the shares of our voting common stock issued or issuable upon conversion of the convertible preferred stock as well as any shares issued as payment for dividends, which we refer to as the registrable securities. Thereafter, we have agreed to use commercially reasonable best efforts to cause the resale registration statement to be declared effective within 30 days after the filing if granted no review or in the event the resale registration statement is subject to review by the SEC, 120 days after the filing. In either event, we will cause the resale registration statement to be declared effective as soon as practicable.

We will compensate the holders of registrable securities at a rate per month in common stock of 10% of the notational preferred stock outstanding should we fail to meet the deadlines for filing the resale registration statement and the effectiveness of the resale registration statement. For example, one month’s worth of common stock with $5.225 million of outstanding convertible preferred stock would be 158,333 shares of common stock ($5,225,000 divided by $3.30 times 10%). This prospectus is part of the resale registration statement that we were required to file with the SEC as described above.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

Of the outstanding shares not offered by this prospectus, 3,934,478 shares are eligible for sale in the future that have not been registered for public sale.

Rule 144

Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; and (ii) if the sale occurs prior to satisfaction of a one-year holding period, if we are current in our filings under the Exchange Act.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

•	1% of the total number of shares of the same class then outstanding, which will equal 77,645 shares as of May 28, 2012; or

•	the average weekly trading volume of such shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale,

Any sales under Rule 144 by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Colorado Business Corporation Act, our articles of incorporation, as amended, and our bylaws as described in more detail under “Security Ownership of Certain Beneficial Owners and Management – Indemnification” beginning on page 52.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to director, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 to register the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

We are subject to the informational requirements of the Exchange Act, as amended and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, these reports and other information at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov or by visiting our website at www.arêteindustries.com and clicking on the Investor Relations tab at the top of our homepage and then selecting “SEC Filings” in the drop down menu.

LEGAL MATTERS

We have been advised on the legality of the shares of our common stock included in this prospectus by Jones & Keller, P.C., of Denver, Colorado.

EXPERTS

Our audited financial statements as of December 31, 2011 and for the year ended December 31, 2011, included in this prospectus have been included in reliance on the report of Causey Demgen & Moore Inc., our independent registered public accounting firm, for the period and to the extent set forth in its report. Our audited financial statements as of December 31, 2010 and for the year ended December 31, 2010, included in this prospectus have been included in reliance on the report of Ronald R. Chadwick, P.C. our former independent registered public accounting firm, for the period and to the extent set forth in his report. These financial statements have been included on the authority of such firms given their authority as experts in auditing and accounting.

Information about our estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Arête Industries, Inc. as of December 31, 2011 contained in this prospectus was prepared by Ryder Scott Company, L.P., an independent reserve engineer and geological firm, and is included or incorporated here in reliance upon their authority as experts in oil and gas reserves and present values thereof.

CERTAIN DEFINITIONS

Unless the context in this prospectus otherwise requires, the terms the “Company”, “we”, “us”, “our” or “ours” when used in this prospectus refer to Arête Industries, Inc., together with its consolidated subsidiaries. When the context requires, we refer to these entities separately.

We have included below the definitions for certain terms used in this prospectus:

Bbl – One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bbls/d or BOPD – barrels per day or barrels of oil per day.

BOE – Barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent.

Carried interest – A contractual arrangement, usually in a drilling project, whereby all or a portion of the working interest cost participation of the project originator is paid for by another party in exchange for earning an interest in such project.

Completion – The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Compression – A force that tends to shorten or squeeze, decreasing volume or increasing pressure.

DD&A – Depreciation, depletion and amortization.

Developed acreage – The number of acres which are allotted or assignable to producing wells or wells capable of production.

Development activities – Activities following acquisition or exploration including the drilling and completion of additional wells and the installation of production facilities.

Development well – A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole or well – A well found to be incapable of producing hydrocarbons economically.

Exploitation – The act of making an oil and gas property more profitable, productive or useful.

Exploratory well – A well drilled to find and produce oil or natural gas reserves in an area or to a potential reservoir not classified as proved.

Farm-in or Farm-out – An agreement whereby the owner of a working interest in an oil and natural gas lease assigns or contractually conveys subject to future assignment the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the farmee is required to drill one or more wells in order to earn its interest in the acreage. The farmor usually retains a royalty and/or after payout interest in the lease. The interest received by the farmee is a “farm-in” while the interest transferred by the farmor is a “farm-out.”

FASB – The Financial Accounting Standards Board.

Field – An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

GAAP – Generally accepted accounting principles in the United States of America.

Gross acres or gross wells – The total acres or wells, as the case may be, in which a working interest is owned.

MBbls – One thousand barrels of crude oil or other liquid hydrocarbons.

MBOE – one thousand barrels of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent.

Mbtu (Mmbtu) – Used as a standard unit of measurement for natural gas and provides a convenient basis for comparing the energy content of various grades of natural gas and other fuels. One cubic foot of natural gas produces approximately 1,000 BTUs, so 1,000 cubic feet of gas is comparable to 1 Mbtu. Mbtu is often expressed as MMbtu, which is intended to represent a thousand BTUs.

Mcf – One thousand cubic feet.

Mmcf – One million cubic feet.

Net acres or net wells – The sum of the fractional working interests owned in gross acres or gross wells.

NGL’s – Natural gas liquids measured in barrels.

NRI or Net Revenue Interests – The share of production after satisfaction of all royalty, oil payments and other non-operating interests.

Plugging and abandonment or P&A – Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another stratum or to the surface.

PV10 – The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using prices and costs, as prescribed in the SEC rules, as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, depreciation, depletion, amortization and accretion, or Federal income taxes and discounted using an annual discount rate of 10%. PV10 is considered a Non-GAAP financial measure as defined by the SEC.

Productive well – A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production taxes and lease operating expenses.

Proved developed nonproducing reserves or PDNP – Proved reserves that meet the definition of proved developed reserves (defined below) but are either shut-in or are behind-pipe reserves.

Proved developed producing reserves or PDP – Proved reserves that meet the definition of proved developed reserves (defined below) that are currently able to produce to market.

Proved developed reserves – Proved developed oil and gas reserves are reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the costs of the required equipment is relatively minor compared to the costs of a new well.

Proved reserves – Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimates. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Proved undeveloped reserves or PUDs – Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time

Reasonable certainty – If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least 90 percent probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical or geochemical) engineering, and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

Re-engineering – a process involving a comprehensive review of the mechanical conditions associated with wells and equipment in producing fields. Our re-engineering practices typically result in a capital expenditure plan, which is implemented over time, to workover (see below) and re-complete wells and modify down-hole artificial lift equipment and surface equipment and facilities. The programs are designed specifically for individual fields to increase and maintain production, reduce down-time and mechanical failures, lower per-unit operating expenses, and therefore, improve field economics.

Reservoir – A permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Royalty interest – An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

SEC – The U.S. Securities and Exchange Commission.

Secondary recovery – The use of water-flooding or gas injection to maintain formation pressure during primary production and to reduce the rate of decline of the original reservoir drive.

Shut-in reserves – Those reserves expected to be recovered from completion intervals that were open at the time the reserves were estimated but were not producing due to market conditions, mechanical difficulties or because production equipment or pipelines were not yet installed. These reserves are included in the PDNP category on the reserve report.

Standardized Measure of Discounted Future Net Cash Flows – A measure of the present value of the estimated future cash flows to be derived from the production and sale of proved oil and gas reserves. Estimated production taxes, estimated operating expenses, estimated future investment costs, and estimated future income taxes are deducted from estimated future cash inflows and discounted at PV 10 to arrive at the standardized measure of discounted future net cash flows. We calculate this measure in accordance with FASB ASC Topic (932) Extractive Activities – Oil and Gas.

Undeveloped acreage – Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest or WI – The ownership interest, generally defined in a joint operating agreement, that gives the owner the right to drill, produce and/or conduct operating activities on the property and share in the sale of production, subject to all royalties, overriding royalties and other burdens and obligates the owner of the interest to share in all costs of exploration, development, and production and all risks in connection therewith.

Workover – Major remedial operations on a completed well to restore, maintain or improve the well’s production.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2011

WITH

REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

CAUSEY DEMGEN & MOORE INC.

1801 California Street, Suite 4650

Denver, Colorado 80202

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Arête Industries, Inc.

We have audited the accompanying consolidated balance sheet of Arête Industries, Inc. and Subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arête Industries, Inc. and Subsidiaries at December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado April 16, 2012	/s/ CAUSEY DEMGEN & MOORE INC.

RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado 80014

Telephone (303)306-1967

Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Arête Industries, Inc.

Westminster, Colorado

I have audited the accompanying consolidated balance sheet of Arête Industries, Inc. and Subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the audit standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arête Industries, Inc. and Subsidiaries at December 31, 2010, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and a stockholders’ deficit, and is delinquent on the payment of creditor liabilities including payroll taxes. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 28, 2011	/s/ Ronald R. Chadwick, P.C.
Aurora, Colorado	RONALD R. CHADWICK, P.C.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2011

	2010	2011
ASSETS
Current Assets:
Cash and equivalents	$15,990	$219,566
Receivable from DNR Oil & Gas, Inc.:
Oil and gas sales, net of production costs	—	165,283
Other	12,625	15,597
Prepaid expenses and other	85,139	207,338

Total Current Assets	113,754	607,784

Property and Equipment:
Oil and gas properties, at cost, successful efforts method:
Proved properties	—	9,056,032
Unproved properties	—	287,728
Natural gas gathering system	442,195	442,195
Furniture and equipment	19,662	22,522

Total property and equipment	461,857	9,808,477
Less accumulated depreciation, depletion and amortization	(184,121)	(525,154)

Net Property and Equipment	277,736	9,283,323

TOTAL ASSETS	$391,490	$9,891,107

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable:
Payable to DNR Oil & Gas, Inc.:
Oil and gas property acquisition costs	$—	$826,791
Gas gathering operating costs	402,558	416,835
Operator fees and other	117,518	151,748
Unrelated parties	60,029	92,019
Notes and advances payable:
Directors	704,475	109,319
Unrelated parties	—	250,000
Accrued interest expense	152,943	88,303
Director fees payable	98,000	90,000
Commissions payable for private placement of preferred stock	—	105,000
Accrued payroll taxes	111,690	—
Accrued consulting services payable in common stock	536,528	18,750
Current portion of asset retirement obligations	—	15,398
Other accrued costs and expenses	40,596	111,061

Total Current Liabilities	2,224,337	2,275,224
Asset Retirement Obligations, net of current portion	—	637,842

Total Liabilities	2,224,337	2,913,066

Commitments and Contingencies (Notes 3, 4 and 10)
Stockholders’ Equity (Deficit)
Convertible Class A preferred stock; $10,000 face value per share, authorized 1,000,000 shares:
Series 1; authorized 30,000 shares, issued and outstanding no shares in 2010 and 522.5 shares in 2011, liquidation preference of $5,421,000 in 2011	—	5,023,371
Series 2; authorized 2,500 shares, issued and outstanding no shares in 2010 and 2011	—	—
Common stock, no par value; authorized 499,000,000 shares, issued and outstanding 4,972,635 in 2010 and 7,764,476 in 2011	13,611,903	16,904,154
Accumulated deficit	(15,444,750)	(14,949,484)

Total Stockholders’ Equity (Deficit)	(1,832,847)	6,978,041

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$391,490	$9,891,107

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2010 and 2011

	2010	2011
Revenues:
Oil and natural gas sales	$—	$1,005,149
Gain of sale of oil and natural gas properties	—	2,479,934
Gas gathering income	167,625	45,638

Total revenues	167,625	3,530,721

Operating Expenses:
Oil and gas producing activities:
Lease operating expenses	—	449,854
Production taxes	—	89,109
Depreciation, depletion, amortization and accretion	—	310,308
Gas gathering:
Cost of operations:
Related Party	104,606	30,815
Unrelated parties	222,985	92,420
Depreciation	44,229	44,219
General and administrative expenses:
Director fees	100,450	120,000
Investor relations	138,889	309,703
Acquisition investigation and due diligence	22,050	514,579
Legal, auditing and transfer agent	30,974	198,873
Accounting, financial reporting and rent - related party	53,000	83,802
Consulting fees:
Related parties	122,500	167,500
Unrelated parties	238,700	297,950
Office, travel and other	16,546	46,441
Depreciation	—	570

Total operating expenses	1,094,929	2,756,143

Operating income (loss)	(927,304)	774,578
Other income (expense):
Gain on extinguishment of debt	121,870	111,690
Interest income	13	604
Interest expense	(47,191)	(391,606)

Total other income (expense)	74,692	(279,312)

Income (loss) before income taxes	(852,612)	495,266
Income tax benefit (expense)	—	—

Net income (loss)	$(852,612)	$495,266

Net Income (Loss) Applicable to Common Stockholders:
Net income (loss)	$(852,612)	$495,266
Accrued Preferred stock dividends	—	(196,000)

Net income (loss) applicable to common shareholders	$(852,612)	$299,266

Earnings (Loss) Per Share Applicable to Common Stockholders:
Basic	$(0.17)	$0.04

Diluted	$(0.17)	$0.04

Weighted Average Number of Common Shares Outstanding:
Basic	4,950,000	6,875,000

Diluted	4,950,000	6,875,000

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2010 and 2011

	Class A Preferred Stock		Common Stock		Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balances, December 31, 2009	—	$—	4,932,635	$13,587,403	$(14,592,138)	$(1,004,735)
Issuance of common stock for services	—	—	40,000	24,500	—	24,500
Net loss	—	—	—	—	(852,612)	(852,612)

Balances, December 31, 2010	—	—	4,972,635	13,611,903	(15,444,750)	(1,832,847)
Issuance of common stock for services:
Settlement of liabilities to unrelated parties at $0.68 per share	—	—	770,000	481,251	—	481,251
Settlement of liabilities to related parties at $0.88 per share			770,000	675,000		675,000
Consulting related to property acquisition at $6.10 per share	—	—	75,000	457,500	—	457,500
Services related to financing transaction at $4.00 per share	—	—	3,000	12,000	—	12,000
Board of Director fees at $1.75 per share	—	—	72,841	128,000		128,000
Issuance of common stock in exchange for notes payable to:
Officers and directors at $8.00 per share	—	—	62,500	500,000	—	500,000
Others at $1.00 per share	—	—	835,000	835,000	—	835,000
Issuance of common stock for cash of $1.00 per share	—	—	203,500	203,500	—	203,500
Issuance of Class A (Series 1) preferred stock for cash:
Director for $10,000 per share	100.0	1,000,000	—	—	—	1,000,000
Others at $10,000 per share	422.5	4,225,000	—	—	—	4,225,000
Offering costs related to issuance of preferred stock	—	(201,629)	—	—	—	(201,629)
Net income	—	—	—	—	495,266	495,266

Balances, December 31, 2011	522.5	$5,023,371	7,764,476	$16,904,154	$(14,949,484)	$6,978,041

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2010 and 2011

	2010	2011
Cash Flows from Operating Activities:
Net income (loss)	$(852,612)	$495,266
Adjustments to reconcile net inome (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	44,229	341,033
Accretion of discount on asset retirement obligations		14,064
Common stock issued in exchange for services	573,889	1,235,973
Gain on extinguishment of debt	(121,869)	(111,690)
Gain on sale of oil and gas properties	—	(2,479,934)
Changes in operating assets and liabilities:
Accounts receivable	9,068	(183,979)
Prepaid expenses and other	—	(122,199)
Accounts payable	110,552	59,397
Accrued costs and expenses	23,619	(2,175)

Net cash used in operating activities	(213,124)	(754,244)

Cash Flows from Investing Activities:
Capital expenditures for oil and gas properties	—	(1,128,810)
Purchase of furniture and equipment	—	(2,860)

Net cash used in investing activities	—	(1,131,670)

Cash Flows from Financing Activities:
Proceeds from notes and advance payable	215,000	2,064,100
Principal payments on notes payable	(2,650)	(5,306,481)
Proceeds from sale of common stock	—	203,500
Proceeds from sale of preferred stock	—	5,225,000
Offering costs related to private placement of preferred stock	—	(96,629)

Net cash provided by financing activities	212,350	2,089,490

Net increase (decrease) in cash and equivalents	(774)	203,576
Cash and equivalents, beginning of year	16,764	15,990

Cash and equivalents, end of year	$15,990	$219,566

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$10,848	$319,246

Cash paid for income taxes	$—	$—

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Conversion of notes payable to 897,500 shares of common stock	$—	$1,335,000

Note payable for acquisition of oil and gas properties	$—	$10,100,000

Proceeds from sale of oil and gas property applied to note payable	$—	$5,101,047

Pre-acquisition oil and gas sales applied to note payable	$—	$766,728

Non-interest bearing payable for acquisition of oil and gas properties	$—	$576,791

Asset retirement obligations incurred on acquisition of oil and gas properties	$—	$639,176

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 and 2011

1.	Organization and Nature of Operations

Arête Industries, Inc. (“Arête” or the “Company”), is a Colorado corporation that was incorporated on July 21, 1987. The Arête subsidiary, Aggression Sports, Inc. (Aggression Sports) is inactive with no assets, liabilities or operations. Arête has operated a natural gas gathering system in Wyoming since 2006 and on July 29, 2011 the Company purchased oil & natural gas properties in Colorado, Montana, Kansas, and Wyoming.

The consolidated financial statements of the Company include the accounts of Arête for the entire period and Aggression Sports since October 1, 2001. All intercompany accounts have been eliminated in the consolidation.

The Company is focused entirely on acquiring interests in traditional oil and gas ventures. In the oil and gas field, the Company is looking for conservative projects that offer high profit, low risk projects including overlooked and by-passed reserves of natural gas, which will include shut-in and in-field development, stripper wells, re-completion and re-working projects. The Company will seek to make investments for direct participations in the revenue streams from such projects on a project finance basis, as well as through acquisition of management, capital, and assets by one or more acquisitions of going concerns.

2.	Summary of significant accounting policies

Basis of presentation

The Company follows accounting principles generally accepted in the United States of America. (“GAAP”).

Use of estimates

Preparation of the Company’s financial statements in accordance with GAAP requires management to make various assumptions, judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

The most significant areas requiring the use of assumptions, judgments and estimates relate to the volumes of natural gas and oil reserves used in calculating depreciation, depletion and amortization (“DD&A”), the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining future asset retirement obligations, impairments of undeveloped properties, and in valuing stock-based payment awards.

The only component of comprehensive income that is applicable to the Company is net income (loss). Accordingly, a separate statement of comprehensive income (loss) is not included in these financial statements.

Reclassifications

A reclassification was made on the December 31, 2010 balance sheet and December 31, 2010 cash flow statement. It was determined that a prepaid expense and a payable should not have been recorded for consulting services which were to be paid in stock but the stock had not been issued . This reclassification did not have any impact on the Company’s previously reported working capital, results of operations or net cash flows.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Arête and its inactive subsidiary, Aggression Sports. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Gas gathering system, furniture and equipment

The gas gathering system, furniture and equipment are stated at cost. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Upon disposal of an asset, the cost of the asset and the related accumulated depreciation are removed from the accounts, and any gains or losses will be reflected in current operations. For the gas gathering system, depreciation is computed using the straight line method over an estimated useful life of ten years. Depreciation of furniture and equipment is computed using the straight-line method over an estimated useful life of five years.

Oil and Gas Producing Activities

The Company’s oil and gas exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Consolidated Statements of Cash Flows. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized.

Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production DD&A rate. A gain or loss is recognized for all other sales of proved properties and is classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

Unevaluated oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unevaluated oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop acreage.

The Company reviews its proved oil and gas properties for impairment annually or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future cash flows of its oil and gas properties and compares such undiscounted future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, the present value of estimated future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected.

The provision for DD&A of oil and gas properties is calculated based on proved reserves on a field-by-field basis using the unit-of-production method. Natural gas is converted to barrel equivalents, Bble, at the rate of six Mcf of natural gas to one barrel of oil. Estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values, are taken into consideration.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative oil and gas reserve estimation and disclosure guidance that was effective for the Company beginning in 2010. This guidance was issued to align the accounting oil and gas reserve estimation and disclosure requirements with the requirements in the SEC final rule, “Modernization of Oil and Gas Reporting ”, which was also effective in 2010. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the Petroleum Resource Management System, which was developed by several petroleum industry organizations and is a widely accepted standard for the management of petroleum resources. Key revisions include a requirement to use 12-month average pricing determined by averaging the first of the month prices for the preceding 12 months rather than year-end pricing for estimating proved reserves, the ability to include nontraditional resources in reserves, the ability to use new technology for determining proved reserves, and permitting disclosure of probable and possible reserves.

The Company’s oil and gas exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Consolidated Statements of Cash Flows. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized.

Asset Retirement Obligations

The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of oil and gas properties is recorded generally upon acquisition or completion of a well. The net estimated costs are discounted to present values using a credit-adjusted, risk-free rate over the estimated economic life of the oil and gas properties. Such costs are capitalized as part of the related asset. The asset is depleted on the units-of-production method on a field-by-field basis. The associated liability is classified in current and long-term liabilities in the Consolidated Balance Sheets. The liability is periodically adjusted to reflect (1) new liabilities incurred, (2) liabilities settled during the period, (3) accretion expense and (4) revisions to estimated future cash flow requirements. The accretion expense is recorded as a component of depreciation, depletion and amortization expense in the Consolidated Statements of Operations.

Revenue Recognition

The Company records revenues from the sales of natural gas, natural gas liquids (“NGL”) and crude oil when delivery to the purchaser has occurred and title has transferred. The Company uses the sales method to account for gas imbalances. Under this method, revenue is recorded on the basis of gas actually sold by the Company. In addition, the Company will record revenue for its share of gas sold by other owners that cannot be volumetrically balanced in the future due to insufficient remaining reserves. The Company also reduces revenue for other owners’ gas sold by the Company that cannot be volumetrically balanced in the future due to insufficient remaining reserves. The Company’s remaining over- and under-produced gas balancing positions are considered in the Company’s proved oil and gas reserves. Gas imbalances at December 31, 2010 and 2011 were not material.

Environmental Liabilities

Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. As of December 31, 2010 and 2011, the Company had not accrued for nor been fined or cited for any environmental violations that would have a material, adverse effect upon capital expenditures, operating results or the competitive position of the Company.

Industry Segment and Geographic Information

The Company operates in one industry segment, which is the exploration, development and production of natural gas and crude oil, and all of the Company’s operations are conducted in the continental United States. Consequently, the Company currently reports as a single industry segment.

Stock based compensation

The Company has not granted any stock options or warrants during the years ended December 31, 2010 and 2011 and no options or warrants were outstanding at any time during these years. The Company has issued shares of common stock for services performed by officers, directors and unrelated parties during 2010 and 2011. The Company has recorded these transactions based on the value of the services or the value of the common stock, whichever is more readily determinable.

Income taxes

The Company accounts for income taxes under ASC 740. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences consist primarily of tax operating loss carry forwards and start-up costs capitalized for tax purposes.

Fair value of financial instruments

Cash, accounts payable, accrued liabilities and notes payable are carried in the financial statements in amounts which approximate fair value because of the short-term maturity of these instruments.

Earnings per share

Basic net income (loss) per share of common stock is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net income (loss) attributable to common stockholders is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding and other dilutive securities. The only potentially dilutive securities for the diluted earnings per share calculations consist of Series 1 preferred stock that is convertible to common stock at an exchange price of $3.30 per common share.

New Accounting Pronouncements

In May 2011, the FASB issued new fair value measurement authoritative accounting guidance clarifying the application of fair value measurement and disclosure requirements and changes particular principles or requirements for measuring fair value. This authoritative accounting guidance is effective for interim and annual periods beginning after December 15, 2011. The Company is currently evaluating the provisions of this authoritative accounting guidance and assessing the impact, if any, it may have on the Company’s fair value disclosures beginning in the first quarter of 2012.

In June 2011, the FASB issued new authoritative accounting guidance that states an entity that reports items of other comprehensive income has the option to present the components of net income and comprehensive income in either one continuous financial statement, or two consecutive financial statements, including reclassification adjustments. In December 2011, the FASB issued new authoritative accounting guidance which effectively deferred the requirement to present the reclassification adjustments on the face of the financial statements. This authoritative accounting guidance is effective for interim and annual periods beginning after December 15, 2011. Based on the Company’s current operations and structure, the adoption of this standard is not expected to have an impact on the Company’s 2012 financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements, which amended FASB ASC 820, Fair Value Measurements and Disclosures. The intent of this update is to improve disclosure requirements related to fair value measurements and disclosures. New disclosures were required regarding transfers in and out of Levels 1 and 2 and activity within Level 3 fair value measurements, as well as clarification of existing disclosures regarding the level of disaggregation of derivative contracts and disclosures about fair value measurement inputs and valuation techniques. The guidance was effective for interim and annual periods beginning after December 15, 2009, except for the Level 3 reconciliation disclosures, which were effective for interim and annual periods beginning after December 15, 2010. The Company adopted the provisions on January 1, 2010, except for the Level 3 reconciliation disclosures, which were adopted on January 1, 2011. Adoption of the disclosure requirements did not have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB issued Accounting Standards Update 2010-29, Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations, which amended FASB ASC Topic 805, Business Combinations. The objective of this update is to clarify and expand the pro forma revenue and earnings disclosure requirements for business combinations. The guidance was effective for fiscal years beginning after December 15, 2010, and the Company adopted the provision on January 1, 2011. Adoption of the disclosure requirements did not have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued Accounting Standards Update 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amended FASB ASC Topic 820, Fair Value Measurement. The objective of this update is to create common fair value measurement and disclosure requirements between GAAP and International Financial Reporting Standards (“IFRS”). The amendments clarify existing fair value measurement and disclosure requirements and make changes to particular principles or requirements for measuring or disclosing information about fair value measurements. These amendments are not expected to have a significant impact on companies applying GAAP. This provision is effective for interim and annual periods beginning after December 15, 2011. Adoption of this update is not expected to have a material impact on the Company’s disclosures and financial statements.

3.	Acquisitions and Disposition of Oil and Gas Properties

Acquisitions

On May 25, 2011, the Company entered into a Purchase and Sale Agreement and other related agreements and documents with the Tucker Family Investments, LLLP, DNR Oil & Gas, Inc. (“DNR”), and Tindall Operating Company (collectively, the “Sellers”) for the purchase of certain oil and gas operating properties in Colorado, Kansas, Wyoming, and Montana (collectively, the “Original Purchase and Sale Agreement”). DNR is owned by a director of the Company, Charles B. Davis. The consideration for the purchase was determined by arms-length bargaining between management of the Company and Mr. Davis, and the Company used reports of independent engineering firms to analyze the purchase price. The base purchase price for the properties was $10 million, of which the Company paid a nonrefundable down payment of $500,000 and the remaining $9.5 million was financed by the Sellers pursuant to a promissory note due July 1, 2011. The Company was unable to arrange the funding to pay the $9.5 million promissory note due on July 1, 2011, and therefore, the note was not paid. On July 29, 2011, the Company and Sellers entered into an Amended and Restated Purchase and Sale Agreement regarding the acquisition by the Company of the oil and gas properties. The material terms of the agreement are a base purchase price for the properties of $11 million to be paid by an initial payment of Nine Hundred Thousand and 00/l00 Dollars ($900,000.00), comprised of (i) a credit in the amount of Five Hundred Thousand and 00/l00 Dollars ($500,000.00) previously paid by Buyer in connection with the Original Purchase and Sale Agreement; and (ii) Four Hundred Thousand and 00/l00 Dollars ($400,000.00) in funds contemporaneously with the execution of the Agreement. The remaining principal balance of the base purchase price in the amount of Ten Million One Hundred Thousand and 00/l00 Dollars ($10,100,000.00), together with interest at the monthly interest rate of Eighty Three Hundredths of One Percent (0.83%), will be paid to Sellers in three monthly payments, with $3,700,000.00 due August 15, 2011 (extended to August 31, 2011), and $3,200,000.00 due on each of September 15, 2011 and October 15, 2011, closed September 29, 2011, and were paid in full on September 30, 2011.

The Company as part of the agreement received the production of oil and gas from April 1, 2011 and was responsible was the lease operating expenses for that period. The net proceeds of the production, production taxes, and lease operating expenses from April 1, 2011 to July 29, 2011 of $766,728 was applied to the carrying costs of the oil & natural gas properties.

The acquisition was structured whereby the Company acquired 100% of Seller’s interest in certain geologic zones of the properties. Presented below is a summary of agreed-upon values associated with the properties along with a discussion of the interests retained by the Sellers:

Rex Lake/ Big Hollow (WY)	$511,025	(b)
Kansas	2,152,216	(a)
Montana	98,179	(b)
Wyoming	2,733,773	(b)
Buff (WY)	611,211	(b)
Colorado	2,507,678	(a)
School Creek (WY)	2,385,918	(b)

	$11,000,000	(c)

(a)	The Colorado and Kansas properties provide for additional consideration that is payable to Sellers if proved producing reserves are increased on these properties through drilling or recompletion activities over a period of ten years after the closing date. To the extent that oil reserves increase, the Sellers are entitled to additional consideration of $250,000 for each increase of 20,000 net barrels. Furthermore, to the extent that oil and gas prices increase, the Sellers are entitled to additional consideration as the targeted price thresholds are exceeded for periods of 61 days. The maximum increase in purchase price for the Kansas and Colorado properties is limited to a maximum of $5 million.
(b)	The properties located in Wyoming and Montana provide a similar formula as used for Colorado and Kansas that could result in an obligation for additional purchase consideration to the extent that the Company performs future drilling or recompletion activities in formations that are not producing as of the closing date. Furthermore, if the Company sells properties where reserves have been proved up through drilling or recompletion, the Sellers have retained an interest of 70% in the net sales proceeds (after Arête receives a recovery of 125% of the original purchase allocation as contained in the table above). The maximum increase in purchase price for all properties shown in the table above is limited to a maximum of $25 million. Due to the sale of School Creek discussed below, the maximum future consideration has been reduced by approximately $4.6 million to $21.4 million.
(c)	Note that the values shown in this table are the allocation amounts attributable to the proved developed zones agreed to between the Company and the Sellers, before purchase adjustments for pre-acquisition net revenues received, oil in tanks and contingent purchase price adjustments. These adjustments do not modify the agreed upon value for purposes of the adjustments discussed above but will affect the purchase allocation under GAAP.

If the Company increases its proven producing net oil reserves or net gas reserves by drilling or recompletion on certain of the acquired properties in Colorado and Kansas, then the Company will pay $250,000 for every 20,000 bbl or 150,000 mcf increase respectively, which amount will be increased by a factor if the Nymex prices for oil or gas stay above a specified price floor for more than 60 days. Cumulative payments under the additional purchase price factor for the Colorado and Kansas properties are limited to $5 million. The Company will also make similar payments to Sellers if the Company increases reserves in the Wyoming properties, and the Company will make additional payments under a formula by which Sellers and the Company will share proceeds of sales or production from untapped formations on the properties to be acquired in Wyoming. Cumulative payments under the additional purchase price factor for the Wyoming properties are limited to $20 million. The aggregate of all additional purchase price payments from all factors is capped at $25 million. The Company is in the process of evaluating the purchase and the allocation of the purchase price to all assets and liabilities acquired.

Dispositions

The Company also had an agreement for the right to receive a portion of the proceeds from sale of certain of the properties that could be sold before payment in full of the base purchase price and assignment of the properties to the Company. Certain properties were sold on August 23, 2011 and the Company received $5,101,047 for its share of the proceeds on the sale. The Company applied the proceeds to the payments due under the purchase and sale agreement. On September 29, 2011 the Company paid the balance of $5,120,194 that included $121,241 of interest. The Company as part of the agreement received the production of oil and gas from April 1, 2011 and was responsible was the lease operating expenses for that period. The net proceeds of the production, production taxes, and lease operating expenses from April 1, 2011 to July 29, 2011 of $766,812 was applied to the carrying costs of the oil & natural gas properties.

The Company determined that these sales did not qualify for discontinued operations reporting. All gains and losses recognized from property sales are included in other operating revenues in the Consolidated Statements of Operations.

4.	Stock transactions

Common stock

Stock issuances:

During the year ended December 31, 2010, 40,000 shares of the Company’s common stock were issued to officers and directors for services. Of the total common shares issued in fiscal year ended December 31, 2010, 35,000 shares of common stock were issued to consultants and for fees.

The Company has authorized shares of 499,000,000 shares of Common Stock and has issued 4,972,635 shares of Common Stock as of December 31, 2010. The total of Common Stock obligated is 1,535,973 shares at December 31, 2010.

On April 11, 2011 the Company held its annual meeting. The shareholders voted to reverse split the common stock of the Company 100 for 1. The effective date of the reverse split was April 18, 2011. All references to shares have been restated to reflect the reverse stock split if it had occurred at the beginning of the earliest period presented.

During the year ended December 31, 2011, the Company had the following common stock issuances:

The Company issued 770,000 shares of common stock to third parties to pay its contract obligations and 770,000 shares to repay certain advances of directors’ common stock;

The board of directors authorized three of the directors to exchange $500,000 of their loans and advances to the Company for 62,500 shares of common stock or $8.00 per common share;

The Company issued 72,841 shares of common stock for its obligation for directors’ fees accrued of $128,000;

The Company sold 203,500 shares of common stock for cash of $203,500 to third parties;

The Company issued 75,000 shares for consulting services to a third party related to the acquisition of properties, such services valued at $457,500;

The Company issued 3,000 shares of common stock to three persons in exchange for loan fees payable to a stockholder, a third party and our CEO, of $12,000; and

The Company exchanged $835,000 of notes payable to 14 third parties for 835,000 shares of common stock.

Preferred stock

The Company recently undertook a private placement of its Preferred Stock Series A1 for the sale of 750 shares at $10,000 per share, on a “best efforts” basis with a minimum offering of 520 shares and maximum offering of 750 shares at $10,000 per share. On September 29, 2011 the Company closed on the minimum by issuing 522.5 shares or $5,225,000 received. The following are the terms of the Preferred Stock Series A1:

Authorized Shares, Stated Value and Liquidation Preference. Seven hundred fifty shares are designated as the Series A1 15% Convertible Preferred Stock, which has a stated value and liquidation preference of $10,000 per share.

Ranking. The Series A1 Preferred Stock will rank senior to future classes or series of preferred stock established after the issue date of the Series A1 Preferred Stock, unless the Company’s Board of Directors expressly provides otherwise when establishing a future class or series. The Series A1 Preferred Stock ranks senior to our common stock in liquidation and dissolution.

Dividends. Holders of Series A1 Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, non-cumulative dividends at an annual rate of 15.0% of the $10,000 per share liquidation preference. Declared dividends are payable in cash or in shares of Common Stock (at its then fair market value), at the election of the Company.

Voting Rights. The holders of the Series A1 Preferred Stock will vote together with the holders of common stock as a single class on all matters upon which the holders of common stock are entitled to vote, except that the common stock will elect four directors and the Series A1 Preferred Stock will elect three directors. Each share of Series A Preferred Stock will be entitled to such number of votes as the number of shares of common stock into which such share of Preferred Stock is convertible; however, solely for the purpose of determining such number of votes, the conversion price per share will be deemed to be $3.30, subject to customary anti-dilution adjustment. In addition, the holders of the Series A1 Preferred Stock will vote as a separate class with respect to certain matters, including amendments to the Company’s Articles of Incorporation that alter the voting powers, preferences and special rights of the Series A1 Preferred Stock.

Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series A1 Preferred Stock will be entitled, before any distribution or payment out of our assets may be made to or set aside for the holders of any of our junior capital stock and subject to the rights of our creditors, to receive a liquidation distribution in an amount equal to $10,000 per share, plus any declared but unpaid dividends. A merger, consolidation or sale of all or substantially all of our property or business is not deemed to be a liquidation for purposes of the preceding sentence.

Redemption. The Series A1 Preferred Stock is redeemable in whole or in part at our option at any time. The redemption price is equal to $10,000 per share, plus any declared but unpaid dividends.

Preemptive Rights. Holders of the Series A1 Preferred Stock do not have preemptive right to purchase securities of the Company.

Mandatory Conversion. Each share of Series A1 Preferred Stock remaining outstanding will automatically be converted into shares of our common stock upon the earlier of (i) any closing of underwritten offering by the Company of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, in which the aggregate cash proceeds to be received by the Company and selling stockholders (if any) from such offering (without deducting underwriting discounts, expenses and commissions) are at least $15,000,000, and the price per share paid by the public for such shares is at least $3.30 (such price to be adjusted for any stock dividends, combinations or splits or (ii) the date agreed to by written consent of the holders of a majority of the outstanding Series A1 Preferred Stock.

Optional Conversion by Investors. At any time, each holder of Series A1 Preferred Stock has the right, at such holder’s option, to convert all or any portion of such holder’s Series A1 Preferred Stock into shares of our common stock prior to the mandatory conversion of the Series A1 Preferred Stock at a price of $3.30 per share.

Optional Conversion by the Company. On or after six months from the date that the first share is issued, if the closing price of the Common Stock on the Trading Market is $4.50 or more for 20 consecutive trading days, then up to 25% of the outstanding stated value of the Series A1 Preferred Stock, plus any accrued and unpaid dividends, will be subject to conversion into Company common stock at the option of the Company. For each successive period that the closing price of the common stock is at least $4.50 for a period of 20 consecutive trading says beyond the first 20 day period, the Company will have the right to convert another 25% of the outstanding Series A1 Preferred Stock, such that if the closing price of the common stock is at least $4.50 for 80 consecutive trading days, then all of the outstanding shares of Series A1 Preferred Stock may be converted into Company common stock at the Company’s option.

Conversion Price. Each share of Series A1 Preferred Stock is convertible into shares of common stock at a conversion price of $3.30 per share, subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions, stock splits, subdivisions and combinations.

Redemption by Holder. Unless prohibited by Colorado law governing the Company, upon ninety days’ prior written request from any holders of outstanding shares of Series A1 Preferred Stock, the Company may at its discretion, redeem at a redemption price equal to the sum of (i) $10,000 per share and (ii) the accrued and unpaid dividends thereon, to the redemption date, up to one-third of each holder’s outstanding shares of Series A1 Preferred Stock on: (i) the first anniversary of the Original Issuance Date (the “First Redemption Date”), (ii) the second anniversary of the Original Issue Date (the “Second Redemption Date”) and (iii) the third anniversary of the Original Issue Date (the “Third Redemption Date”, along with the First Redemption Date and the Second Redemption Date, collectively, each a “Redemption Date”). The redemption price for any shares of Series A1 Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. The Company may instead at its option, reduce the applicable conversion price by 50% with respect to the shares of preferred stock for which redemption has been requested.

5.	Advances payable – related parties

The officers and directors of the Company have advanced funds to pay for the filing and other necessary costs of the Company. The following are the advances from the officers and directors:

As of December 31, 2010 and 2011, the Company owed the related parties are unsecured, due on demand, and working capital advances:

	2010	2011
Advances – Donald Prosser (2)	$220,000	$20,000
Advances – Donald Prosser (3)	4,290	4,100
Advances – Donald Prosser (1)	215,000	—
Advances – Charles Gamber (3)	4,966	—
Advances – William Stewart (3)	20,219	20,219
Advances – William Stewart (2)	75,000	25,000
Advances – Charles Davis (2)	125,000	—
Advances – Charles Davis (2)	40,000	40,000

Balances	$704,475	$109,319

(1)	Donald W. Prosser pledged 215,000 shares of his Common stock to unrelated individuals in exchange for a loan to the Company of $215,000 due in May 2011. The advance was used as working capital.

(2)	$460,000 at December 31, 2010 and $85,000 at December 31, 2011 of the advances bear interest at 9.6% per annum.
(3)	$29,475 at December 31, 2010 and $24,319 at December 31, 2011 of the advances bear interest at 8.0% per annum.

The Company has related party payables of accrued interest to the officers and directors above of $ 37,121 at December 31, 2011. In addition, the Company owes an entity owned by Charles Davis, DNR Oil & Gas, Inc. The balance owed to DNR Oil & Gas, Inc. as of December 31, 2011 for expenses of $151,748 was included in accounts payable and production to the operator of $416,835 and $576,791 for the oil in tanks at April 1, 2011, also included in accounts payable $250,000 additional consideration is due to DNR for the acquisition. The Company accrued $90,000 for director fees for the second, third, and fourth quarters 2011.

6.	Contracts payable

The Company had a director of the Company pay for consulting services related to the marketing of the Company, its financing and financial operations. The director paid the consultants 220,000 shares in 2010 and 100,000 shares in 2011 of his common stock of the Company in exchange for the services valued at $ 230,000. One of the contracts is for a period of one year, the fiscal year 2010, amortized over that period. The second contract is for two years beginning January 1, 2010 and will be amortized over the two year period. The unused balance of the contact is carried as prepaid expenses. The stock was repaid in equal shares during the second fiscal quarter of 2011 and was adjusted for the 100 to 1 stock reverse on a pro rata basis.

The Company owes a director for services related to the operations of the pipeline business and purchase of oil and gas properties. The board of directors agreed to pay the director on a three year contract beginning January 1, 2010 $245,000 to be paid in the form of 350,000 shares of common stock. The expense will be amortized over the life of the contract at $30,625 per quarter and the unused balance will be carried as a prepaid expense. The contract was paid in equal shares during the second fiscal quarter of 2011.

The Company entered into a consulting contract with an unrelated party for financing, structure, and investor services on March 2, 2010 for 800,000 shares of Common Stock valued at $500,000. The contract is for a period of three years and will be amortized over a thirty-six month period. The contract was paid in equal shares during the second fiscal quarter and 770,000 shares were issued in May 2011. The remaining 30,000 shares owed are valued at $ 18,750.

The Company owed its directors for services for part of 2008, 2009, 2010 and first quarter 2011. They were accruing $128,000 during fiscal 2010 and first quarter of fiscal 2011 to be paid in the future with 72,841 shares of Common Stock valued at an average of $1.76 per share. All shares were issued in May 2011.

7.	Notes payable

In May 2011, the Company received proceeds from a bridge loan of $250,000 from two unrelated individuals at 12% interest. The loan is secured by shares of common stock owned by the CEO of the Company and due on August 31, 2011 and verbally extended to March 7, 2012. In July 2011, the Company received proceeds from a second bridge loan of $340,000 from three unrelated individuals at 10% interest. The loan is unsecured and due on September 30, 2011 verbally extended to November 30, 2011 the loans were paid infull in December 2011. The balance of the loans outstanding at December 31, 2011 is $250,000.

The Company secured a note for a maximum $850,000 with a stockholder. The note has an assignment of the production receivable of $981,203. The interest rate is 12% plus a processing and loan fees to be determined by the usage of the line and length of the outstanding balance. The note was paid in full at December 31, 2011.

8.	Income taxes

At December 31, 2011, the Company has net operating loss (“NOL”) carryforwards for Federal income tax purposes of approximately $8,000,000. If not previously utilized, the NOL carryforwards will expire in 2015 through 2031.

For the years ended December 31, 2010 and 2011, the Company did not recognize any current or deferred income tax benefit or expense. Actual income tax benefit (expense) for the years ended December 31, 2010 and 2011 differs from the amounts computed using the federal statutory tax rate of 34%, as follows:

	2010	2011
Income tax benefit (expense) at the statutory rate	$290,000	$(168,000)
Benefit (expense) resulting from:
Increase in Federal valuation allowance	(290,000)	—
Utilization of net operating loss carryforwards	—	168,000

Income tax benefit (expense)	$—	$—

At December 31, 2010 and 2011, the tax effects of temporary differences that give rise to significant deferred tax assets and liabilities are presented below:

	2010	2011
Federal net operating loss carryforwards	$2,856,000	$2,720,000
State net operating loss carryforwards	413,000	400,000
Oil and gas properties	—	(217,000)
Asset retirement obligations	—	222,000

Net deferred tax assets	3,269,000	3,125,000
Less valuation allowance	(3,269,000)	(3,125,000)

Net deferred tax assets	$—	$—

A valuation allowance has been recorded for all deferred tax assets since the “more likely than not” realization criterion was not met as of December 31, 2010 and 2011.

A tax benefit from an uncertain tax position may be recognized if it is “more likely than not” that the position is sustainable based solely on its technical merits. For the years ended December 31, 2010 and 2011, the Company had no unrecognized tax benefits and management is not aware of any issues that would cause a significant increase to the amount of unrecognized tax benefits within the next year. The Company’s policy is to recognize any interest or penalties as a component of income tax expense. The Company’s material taxing jurisdictions are comprised of the U.S. federal jurisdiction and the states of Colorado, Wyoming and Kansas. The tax years 2006 through 2011 remain open to examination by these taxing jurisdictions.

9.	Asset retirement obligations (ARO)

A reconciliation of the Company’s asset retirement obligations for the years ended December 31, 2010 and 2011, are as follows (in thousands):

	Year Ended December 31:
	2010	2011
Beginning of year	$—	$—
Liabilities incurred	—	639,176
Liabilities settled	—	—
Accretion expense	—	14,064
Revisions to estimate	—	—

End of year	—	653,240
Less current asset retirement obligations	—	(15,398)

Long-term asset retirement obligations	$—	$637,842

10.	Commitments and contingencies

Lease commitments:

The Company entered into a lease for roads and compressor space in Wyoming for the pipeline. This commitment began in October and paid annually in April. The expense in 2010 was $9,600 and the cost in 2011 was $9,600, included in pipeline costs. Storage rent expense for the years ended December 31, 2010 and December 31, 2011 amounted to $554 and $1,079 respectively. The Company uses office space and conference room space provided by a director for $3,000 rent for the years ended December 31, 2010 and 2011.

The following is a schedule by years of minimum future rentals on non-cancelable operating leases as of December 31, 2011:

	Compressor
	Pad and Roads	End pad	Total
2012	$2,250	$600	$2,850
2013	—	600	600
2014	—	600	600
2015	—	600	600
2016	—	600	600
Thereafter	—	3,300	3,300

Total minimum future rentals	$2,250	$6,300	$8,550

11.	Discontinued operations

The Company’s decision to pursue projects and investments in oil and natural gas exploration and production required that it formally discontinue its former operations beginning August 1, 2003. This decision is reflected by a change in the presentation of the Company’s financial statements to segregate discontinued operating results in previous periods from continuing operations going forward. There is no effect in the current three month period or nine month period of this reclassification.

During 2003, the Company abandoned the development of an inactive subsidiary. At December 31, 2011, the remaining liabilities of this division of $111,690 in unpaid payroll taxes, other payables, and possible penalties has been included as relief of debt income and there is no remaining liability.

12.	Business and Credit Concentrations

Concentrations of Market Risk. The future results of the Company’s oil and gas operations will be affected by the market prices of oil and gas. A readily available market for crude oil, natural gas and liquid products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and gas pipelines and other transportation facilities, any oversupply or undersupply of oil, gas and liquid products, the regulatory environment, the economic environment and other regional and political events, none of which can be predicted with certainty.

The Company operates in the exploration, development and production phase of the oil and gas industry. Its receivables include amounts due from DNR Oil & Gas, Inc. (“DNR”), a related party that operates the Company’s oil and gas properties and collects remittances from the purchasers of the Company’s oil and natural gas. The Company believes that no single customer or joint venture partner exposes the Company to significant credit risk. While certain of these customers and joint venture partners are affected by periodic downturns in the economy in general or in their specific segment of the natural gas or oil industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations in the long-term. Trade receivables are not collateralized.

Concentrations of Credit Risk. The Company maintains its cash in bank accounts that, at times, may exceed federally insured limits. At December 31, 2011, the Company had approximately $793,000 of cash in bank accounts that exceeded the $250,000 federally insured limit. The difference between this amount and the amount of cash and equivalents shown in the 2011 consolidated balance sheets is primarily attributable to outstanding checks. The Company has not experienced any losses related to investments in cash and equivalents.

13.	Pro-Forma information acquisition (unaudited)

The table below reflects unaudited pro forma results as if the acquisition of oil and gas properties had taken place as of January 1, 2010:

	2010	2011
Total revenue	$3,022,400	$5,786,870

Net income (loss)	$(1,557,527)	$653,494

Net income (loss) applicable to common stockholders	$(1,557,527)	$457,494

Earnings per share:
Basic	$(0.31)	$0.07

Diluted	$(0.31)	$0.07

The unaudited pro forma data gives effect to the actual operating results of the acquired properties prior to the acquisition, adjusted to include the pro forma effect of depreciation, depletion, amortization and accretion based on the purchase price of the properties. Other pro forma adjustments eliminated gas gathering production costs payable to DNR due to our purchase of the Buff field, and to increase expenses by $15,000 per month for administrative costs incurred under an Operating Agreement with DNR that was effective on October 1, 2011. Pro forma adjustments were recognized to record interest expense on $10.1 million of seller financing from January 1, 2010 through July 29, 2011.

14.	Subsequent events

The Company sold a working interest in a well and related lease in Niobrara County Wyoming of its recently acquired assets for approximately $1.1 million to an unaffiliated party. Arête paid $144,682 in the original purchase price for a 50% working interest and an overriding royalty interest. In October 2011, Arête purchased the remaining 50% working interest and an overriding royalty interest for $168,420. Therefore, Arête’s gain on the sale is approximately $750,000 is expected to be recognized in the first quarter of 2012, and it retains its 2.575% overriding royalty interest.

15.	Supplementary Oil and Gas Information (unaudited)

Costs Incurred. Costs incurred in oil and gas property acquisition, exploration and development activities and related depletion per equivalent unit-of-production were as follows:

	2010	2011
Acquisition costs:
Unproved properties	$—	$132,945
Proved properties	—	10,942,751
Exploration costs	—	—
Development costs	—	—
Asset retirement obligation	—	639,176

Total costs incurred	$—	$11,714,872

Depletion per bble of production	$—	$22.72

Supplemental Oil and Gas Reserve Information

The reserve information presented below is based on estimates of net proved reserves as of December 31, 2011 that were prepared by the Company’s independent petroleum engineering firm, Ryder Scott Company, in accordance with guidelines established by the SEC.

Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Changes in Proved Reserves

The Company did not have any proved reserves prior to 2011. The following table sets forth information regarding the Company’s estimated total proved and oil and gas reserve quantities for the year ended December 31, 2011:

	Oil (Bbl)	Gas (Mcf)	Equivalent (Bble)
Balance, December 31, 2010	—	—	—
Purchases of oil and gas reserves in place	495,159	2,007,328	829,714
Sale of oil and gas reserves in place	(110,151)	(1,141,550)	(300,409)
Production	(9,990)	(38,477)	(16,403)

Balance, December 31, 2011	375,018	827,301	512,902

Proved reserves, December 31, 2011:
Proved developed	290,038	604,476	390,784

Proved undeveloped	84,980	222,825	122,118

Standardized Measure

Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented.

Future cash inflows are computed by applying the SEC-mandated 12 month arithmetic average of the first of month price for January through December 31, 2011, which resulted in benchmark prices of $96.19 per barrel for crude oil and $4.12 per MMbtu for natural gas. Prices were further adjusted for transportation, quality and basis differentials, which resulted in an average price used as of December 31, 2011 of $83.79 per barrel of oil and $5.84 per Mcf for natural gas.

The assumptions used to compute estimated future cash inflows do not necessarily reflect the Company’s expectations of actual revenues or costs, nor their present worth. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Company’s control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized.

Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pre-tax net cash flows relating to the Company’s proved oil and gas reserves. Permanent differences in oil and gas related tax credits and allowances are recognized.

A 10% annual discount rate was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

The following table presents the standardized measure of discounted future net cash flows related to proved oil and gas reserves as of December 31, 2011:

Future cash inflows	$36,256,572
Future production costs	(14,467,156)
Future development costs	(964,486)
Future income taxes	(4,687,201)

Future net cash flows	16,137,729
10% annual discount	(7,795,729)

Standardized measure of discounted future net cash flows	$8,342,000

The present value (at a 10% annual discount) of future net cash flows from the Company’s proved reserves is not necessarily the same as the current market value of its estimated oil and gas reserves. The Company bases the estimated discounted future net cash flows from its proved reserves on average prices realized in the preceding year and on costs in effect at the end of the year. However, actual future net cash flows from the Company’s oil and gas properties will also be affected by factors such as actual prices the Company receives for oil and gas, the amount and timing of actual production, supply of and demand for oil and gas and changes in governmental regulations or taxation.

The timing of both the Company’s production and incurrence of expenses in connection with the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% annual discount factor the Company uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

A summary of changes in the standardized measure of discounted future net cash flows is as follows for the year ended December 31, 2011:

Standardized measure of discounted future net cash flows, beginning of year	$—
Sales of oil and gas, net of production costs and taxes	(440,596)
Changes in estimated future development costs	(918,376)
Purchases of reserves in place	15,846,975
Sales of reserves in place	(3,622,558)
Net changes in future income taxes	(2,523,445)

Standardized measure of discounted future net cash flows, end of year	$8,342,000

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

AND

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2012

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

Part 1 – FINANCIAL INFORMATION

Item 1 – Financial Statements

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

December 31, 2011 and March 31, 2012

	2011	2012
ASSETS
Current Assets:
Cash and equivalents	$219,566	$631,756
Receivable from DNR Oil & Gas, Inc.:
Oil and gas sales, net of production costs	165,283	163,111
Other	15,597	26,471
Prepaid expenses and other	207,338	169,432

Total Current Assets	607,784	990,770

Property and Equipment:
Oil and gas properties, at cost, successful efforts method:
Proved properties	9,056,032	8,749,536
Unevaluated properties	287,728	291,776
Natural gas gathering system	442,195	442,195
Furniture and equipment	22,522	22,522

Total property and equipment	9,808,477	9,506,029
Less accumulated depreciation, depletion and amortization	(525,154)	(661,659)

Net Property and Equipment	9,283,323	8,844,370

TOTAL ASSETS	$9,891,107	$9,835,140

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS, Continued

December 31, 2011 and March 31, 2012

	2011	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
Payable to DNR Oil & Gas, Inc.:
Oil and gas property acquisition costs	$826,791	$250,000
Gas gathering operating costs	416,835	436,403
Operator fees and other	151,748	151,748
Unrelated parties	92,019	29,297
Preferred stock dividends payable	—	391,875
Notes and advances payable:
Directors and affiliates	109,319	235,069
Unrelated parties	250,000	250,000
Accrued interest expense	88,303	99,109
Director fees payable	90,000	120,000
Finders fee payable for private placement of preferred stock	105,000	105,000
Accrued consulting services payable in common stock	18,750	63,750
Current portion of asset retirement obligations	15,398	15,421
Other accrued costs and expenses	111,061	202,930

Total Current Liabilities	2,275,224	2,350,602
Asset Retirement Obligations, net of current portion	637,842	623,474

Total Liabilities	2,913,066	2,974,076

Commitments and Contingencies (Notes 3, and 10)
Stockholders’ Equity
Convertible Class A preferred stock; $10,000 face value per share, authorized 1,000,000 shares:
Series 1; authorized 30,000 shares, issued and outstanding no shares in 2010 and 522.5 shares in 2011, liquidation preference of $5,421,000 in 2011 and $5,616,875 in 2012	5,023,371	5,023,371
Series 2; authorized 2,500 shares, issued and outstanding no shares in 2010 and 2011	—	—
Common stock, no par value; authorized 499,000,000 shares, issued and outstanding 4,972,635 in 2010 and 7,764,476 in 2011	16,904,154	16,904,154
Accumulated deficit	(14,949,484)	(15,066,461)

Total Stockholders’ Equity	6,978,041	6,861,064

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,891,107	$9,835,140

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

Quarters Ended March 31, 2011 and 2012

	2011	2012
Revenues:
Oil and natural gas sales	$—	$554,035
Sale of oil and natural gas properties	—	533,048
Gas gathering income	29,656	—

Total revenues	29,656	1,087,083

Operating Expenses:
Oil and gas producing activities:
Lease operating expenses	—	283,709
Production taxes	—	44,196
Depreciation, depletion, amortization and accretion	—	131,107
Gas gathering:
Cost of operations:
Related Party	20,611	—
Unrelated parties	47,143	3,660
Depreciation	11,055	11,055
General and administrative expenses:
Director fees	30,000	30,000
Investor relations	140,540	45,804
Acquisition investigation and due diligence	27,500	—
Legal, auditing and transfer agent	43,539	49,080
Accounting, financial reporting and rent- related party	27,542	35,750
Consulting fees:
Related parties	30,625	75,000
Unrelated parties	76,450	71,445
Office, travel and other	16,724	13,546
Depreciation	—	143

Total operating expenses	471,729	794,495

Operating income (loss)	(442,073)	292,588
Other income (expense):
Interest income	140	155
Interest expense	(11,745)	(17,845)

Income (loss) before income taxes	(453,678)	274,898
Income tax benefit (expense)	—	—

Net income (loss)	$(453,678)	$274,898

Net Income (Loss) Applicable to Common Stockholders:
Net income (loss)	$(453,678)	$274,898
Accrued preferred stock dividends	—	(195,875)

Net income (loss) applicable to common stockholders	$(453,678)	$79,023

Earnings (Loss) Per Share Applicable to Common Stockholders:
Basic	$(0.09)	$0.01

Diluted	$(0.09)	$0.01

Weighted Average Number of Common Shares Outstanding:
Basic	4,970,000	7,764,000

Diluted	4,970,000	7,764,000

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Quarter Ended March 31, 2012

	Class A Preferred Stock		Common Stock		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total
Balances, December 31, 2011	522.5	$5,023,371	7,764,476	$16,904,154	$(14,949,484)	$6,978,041
Preferred stock dividends declared	—	—	—	—	(391,875)	(391,875)
Net income	—	—	—	—	274,898	274,898

Balances, March 31, 2012	522.5	$5,023,371	7,764,476	$16,904,154	$(15,066,461)	$6,861,064

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

Quarters Ended March 31, 2011 and 2012

	2011	2012
Cash Flows from Operating Activities:
Net income (loss)	$(453,678)	$274,898
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	11,055	140,239
Accretion of discount on asset retirement obligations	—	2,066
Gain on sale of oil and gas properties	—	(533,048)
Changes in operating assets and liabilities:
Accounts receivable	3,908	24
Prepaid expenses and other	—	38,656
Accounts payable	(34,800)	(22,054)
Accrued costs and expenses	164,715	177,675

Net cash provided by (used in) operating activities	(308,800)	78,455

Cash Flows from Investing Activities:
Capital expenditures for oil and gas properties	—	(617,270)
Proceeds from sale of oil and gas properties	—	1,108,709
Contingent consideration paid to DNR under sharing arrangement	—	(282,704)

Net cash provided by investing activities	—	208,735

Cash Flows from Financing Activities:
Proceeds from notes and advance payable	620,000	375,000
Principal payments on notes payable	(4,966)	(250,000)

Net cash provided by financing activities	615,034	125,000

Net increase in cash and equivalents	306,234	412,190
Cash and equivalents, beginning of period	15,990	219,566

Cash and equivalents, end of period	$322,224	$631,756

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$13,438	$20,000

Cash paid for income taxes	$—	$—

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Preferred stock dividends declared	$—	$391,875

Asset retirement obligations assumed upon sale of oil and gas properties	$—	$16,411

The Accompanying Notes are an Integral Part of These Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

1. Organization and Nature of Operations

Arête Industries, Inc. (“Arête” or the “Company”), is a Colorado corporation formed on July 21, 1987. The Company has two wholly-owned subsidiaries with no assets, liabilities or operations. The Company has operated a natural gas gathering system in Wyoming since 2006 and during the third quarter of 2011 the Company purchased oil and natural gas properties in Colorado, Montana, Kansas, and Wyoming from DNR Oil and Gas, Inc. (“DNR”), an affiliate of a member of the Company’s Board of Directors. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries. All intercompany accounts have been eliminated in the consolidation.

The Company’s focuses on acquiring interests in traditional oil and gas ventures, seeking properties that offer profit potential from overlooked and by-passed reserves of oil and natural gas, which may include shut-in wells, in-field development, stripper wells, re-completion and re-working projects. In addition, the Company’s strategy includes purchase and sale of acreage prospective for oil and natural gas and seeking to obtain cash flow from sale, drilling opportunities, and royalty income.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared by the Company. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position as of December 31, 2011 and March 31, 2012, and the results of operations, changes in stockholders’ equity, and cash flows for the quarters ended March 31, 2011 and 2012. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for a full year. The Company’s 2011 Annual Report on Form 10-K includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this Form 10-Q. Except as disclosed herein, there have been no material changes to the information disclosed in the notes to the consolidated financial statements included in the Company’s 2011 Annual Report on Form 10-K.

Use of estimates

Preparation of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires management to make various assumptions, judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

The most significant areas requiring the use of assumptions, judgments and estimates relate to the volumes of natural gas and oil reserves used in calculating depreciation, depletion and amortization (“DD&A”), the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining future asset retirement obligations, impairments of undeveloped properties, and in valuing share-based payment awards.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

The only component of comprehensive income that is applicable to the Company is net income (loss). Accordingly, a separate statement of comprehensive income (loss) is not included in these financial statements.

Reclassifications

The Company has condensed certain line items within the current period financial statements, and certain prior period balances were reclassified to conform to the current year presentation. Reclassifications did not have any impact on the Company’s previously reported working capital, results of operations or cash flows.

Reverse Stock Split

On April 11, 2011 the Company held its annual meeting. The shareholders voted to reverse split the common stock of the Company 100 for 1. The effective date of the reverse split was April 18, 2011. All references to shares have been restated to reflect the reverse stock split if it had occurred at the beginning of the earliest period presented.

Earnings per share

Basic net income (loss) per share of common stock is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net income (loss) attributable to common stockholders is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding and other dilutive securities. The only potentially dilutive securities for the diluted earnings per share calculations consist of Series 1 preferred stock that is convertible into common stock at an exchange price of $3.30 per common share. As of March 31, 2012, the convertible preferred stock had an aggregate liquidation preference of $5,616,275 and was convertible to 1,698,182 shares of common stock. These shares were excluded from the earnings per share calculation because it was anti-dilutive to assume conversion at the beginning of the quarter, which would have eliminated preferred dividends from the earnings per share calculation.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued new fair value measurement authoritative accounting guidance clarifying the application of fair value measurement and disclosure requirements and changes particular principles or requirements for measuring fair value. This authoritative accounting guidance is effective for interim and annual periods beginning after December 15, 2011. Based on the Company’s current operations and structure, the adoption of this standard did not have an impact on the Company’s 2012 financial statements.

In June 2011, the FASB issued new authoritative accounting guidance that states an entity that reports items of other comprehensive income has the option to present the components of net income and comprehensive income in either one continuous financial statement, or two consecutive financial statements, including reclassification adjustments. In December 2011, the FASB issued new authoritative accounting guidance which effectively deferred the requirement to present the reclassification adjustments on the face of the financial statements. This authoritative accounting guidance is effective for interim and annual periods beginning after December 15, 2011. Based on the Company’s current operations and structure, the adoption of this standard did not have an impact on the Company’s 2012 financial statements.

Other accounting standards that have been issued or proposed by the FASB, or other standards-setting bodies, that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

3. Acquisitions and Dispositions of Oil and Gas Properties

Acquisitions

In connection with the related party acquisition of oil and gas properties in the third quarter of 2011, the Company acquired interests in certain geologic zones of the properties. Presented below is a summary of agreed-upon values associated with the properties along with a discussion of the interests retained by the related party sellers (“Sellers”):

Rex Lake/ Big Hollow (WY)	$511,025	(b)
Kansas	2,152,216	(a)
Montana	98,179	(b)
Wyoming	2,733,773	(b)
Buff (WY)	611,211	(b)
Colorado	2,507,678	(a)
School Creek (WY)	2,385,918	(b)

	$11,000,000	(c)

(a)	The Colorado and Kansas properties provide for additional consideration that is payable to Sellers if proved producing reserves are increased relating to these properties through drilling or recompletion activities over a period of ten years after the closing date. To the extent that oil reserves increase, the Sellers are entitled to additional consideration of $250,000 for each increase of 20,000 net barrels. Furthermore, to the extent that oil and gas prices increase, the Sellers are entitled to additional consideration as the targeted price thresholds are exceeded for periods of 61 days. The increase in purchase price for the Kansas and Colorado properties is limited to a maximum of $5 million. On December 23, 2011, the $90 price threshold was exceeded for 61 days and, accordingly, the Company recorded an additional acquisition cost payable for $250,000. This amount is due on December 23, 2012 and is included in oil and gas property acquisition costs payable to DNR as of December 31, 2011 and March 31, 2012. On April 13, 2012, the $100 price threshold was exceeded for 61 days and, accordingly, the Company will record an additional acquisition cost payable for $250,000 in the second quarter of 2012.
(b)	The properties located in Wyoming and Montana provide a similar formula as used for Colorado and Kansas that could result in an obligation for additional purchase consideration to the extent that the Company performs future drilling or recompletion activities in formations that are not producing as of the closing date. Furthermore, if the Company sells properties where reserves have been proved up through drilling or recompletion, the Sellers have retained an interest of 70% in the net sales proceeds (after Arête receives a recovery of 125% of the original purchase allocation as contained in the table above). The increase in purchase price for all properties shown in the table above is limited to a maximum of $25 million. Due to the sale of the School Creek property in the third quarter of 2011, accrual of $250,000 due to a sustained increase in oil prices over $90 per barrel was recorded during the fourth quarter of 2011, and the sale of a second property in the February 2012, the maximum future consideration has been reduced by approximately $5.0 million to $20.0 million as of March 31, 2012.
(c)	The values shown in this table are the allocation amounts attributable to the proved developed zones agreed to between the Company and the Sellers, before purchase adjustments for pre-acquisition net revenues received, oil in tanks and contingent purchase price adjustments. These adjustments do not modify the agreed upon value for purposes of the adjustments discussed above, although they did impact the purchase allocation under GAAP.

The Company is in the process of evaluating the purchase and the allocation of the purchase price to all assets and liabilities acquired.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

The table below reflects unaudited pro forma results as if the third quarter of 2011 acquisition of oil and gas properties had taken place as of January 1, 2011:

Quarter Ended
March 31, 2011
Total revenue	$933,049

Net income (loss)	$(215,471)

Net income (loss) applicable to common stockholders	$(479,576)

Earnings per share:
Basic	$(0.10)

Diluted	$(0.10)

The unaudited pro forma data gives effect to the actual operating results of the acquired properties prior to the acquisition, adjusted to include the pro forma effect of depreciation, depletion, amortization and accretion based on the purchase price of the properties. Other pro forma adjustments were recorded to eliminate gas gathering production costs payable to DNR that due to our purchase of the Buff field would have been eliminated, and to increase expenses by $15,000 per month for administrative costs incurred under an Operating Agreement with DNR that was effective on October 1, 2011.

Dispositions

In February 2012, the Company sold to an unaffiliated party a working interest in a well and related lease in Niobrara County Wyoming for gross proceeds of approximately $1,109,000. After payment of additional consideration pursuant to the formula discussed under (b) in the acquisition table above, the Company realized net proceeds of $826,000. The purchaser assumed the asset retirement obligations estimated at approximately $16,000 and after deducting the net book value of the property, the Company recognized a gain on sale of $533,000. The Company retained a 2.575% overriding royalty interest in this property.

This sale comprised approximately 1.6% of the Company’s BOE equivalent of oil and gas reserve quantities, and approximately 2.2% of the Company’s discounted future net revenues prior to the sale. The Company determined that this sale did not qualify for discontinued operations reporting. All gains and losses recognized from oil and gas property sales are included in other operating revenues in the Consolidated Statements of Operations.

4. Income taxes

The book to tax temporary differences resulting in deferred tax assets and liabilities are primarily net operating loss carry forwards of approximately $7.8 million which expire in 2015 through 2031. A 100% valuation allowance has been established against the deferred tax assets, as utilization of the loss carry forwards and realization of other deferred tax assets cannot be reasonably assured. For the quarter ended March 31, 2012, the Company did not recognize any income tax expense due to the utilization of its net operating loss carryforward.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

5. Stock transactions and preferred stock dividends

On March 30, 2012 the Board of Directors declared the 15% dividend on the Series A-1 preferred stock which was paid in cash on April 2, 2012. During the quarter ended March 31, 2012, the Company did not issue any common stock for compensation or services.

6. Contracts Payable

The Company entered into a consulting contract for financing, structure, and investor services on March 2, 2010 for 800,000 shares of Common Stock valued at $500,000. The contract is for a period of three years and is being amortized ratably over the service period.

7. Notes and advances payable

Notes payable consist of the following as of December 31, 2011 and March 31, 2012:

	2011	2012
Officers, directors and affiliates:
Notes and advances payable, interest at 8.0%, due on demand	$24,319	$25,069
Notes and advances payable, interest at 9.7%, due on demand	85,000	85,000
Note payable, interest at 12.0%, due March 2013	—	125,000

Total officers, directors and affiliates	109,319	235,069

Unrelated parties:
Note payable, interest at 12.0%, due March 2013	—	250,000
Notes payable, interest at 12.0%, due March 2013	250,000	—

Total unrelated parties	250,000	250,000

Total notes and advance payable	$359,319	$485,069

All of the notes payable shown above are unsecured. Accrued interest on notes and advances payable amounted to $88,303 as of December 31, 2011 and $99,109 as of March 31, 2012.

8. Asset retirement obligations (ARO)

A reconciliation of the Company’s asset retirement obligations for the quarter ended March 31, 2012, is as follows:

Balance, December 31, 2011	$653,240
Liabilities incurred	—
Liabilities assumed by buyer of properties	(16,411)
Accretion expense	2,066
Revisions to estimate	—

Balance, March 31, 2012	638,895
Less current asset retirement obligations	(15,421)

Long-term asset retirement obligations	$623,474

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

9. Related Party Operator Agreement

In connection with the acquisition agreement entered into in the third quarter of 2011, the Company executed an operating agreement whereby DNR that provides for services to operate all of the properties acquired by the Company for a monthly fee of $23,000. The operating agreement expired on March 31, 2012 and renews on a month to month basis. Based on operator costs for the properties prior to the Company’s acquisition, approximately $8,000 per month is included in lease operating expenses and $15,000 per month is included in related party consulting fees in the accompanying unaudited consolidated statements of operations.

10. Subsequent events

On April 13, 2012, NYMEX crude oil futures prices exceeded $100 for the 61st consecutive day. Accordingly, the Company incurred a payable for additional acquisition costs under the third quarter 2011 acquisition agreement described in Note 3. This payable has a payment due date of April 13, 2013.

1,583,333 Shares of

Common Stock

ARÊTE INDUSTRIES INC.

PROSPECTUS

, 2012

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until                     , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Included in the prospectus.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than selling discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the Securities and Exchange Commission’s registration fee:

SEC registration fee	$137
Legal fees	30,000
Accounting fees	10,000
Blue Sky filing fees and expenses	5,000
Printing and engraving expenses	10,000
Transfer Agent fees and expenses	500
Miscellaneous	4,363

Total	$60,000

Item 26. Recent Sales Of Unregistered Securities.

On January 30, 2009 the Company exchanged for the payment of consulting services to an unrelated third party 20,000 shares of restricted common stock for website and internet services valued at $10,000. The Company issued the shares of restricted common stock to the consultant in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (“Securities Act.)

On August 18, 2010 the Company paid one of its directors, Charles L. Gamber, 5,000 shares of restricted common stock for part of his 2008 director’s fee valued at $2,450. The Company issued the shares of restricted common stock to the Charles L. Gamber in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On August 18, 2010 the Company paid one of its directors, Donald W Prosser, 35,000 shares of restricted common stock for due diligence on the proposed acquisition and work on financing for the year ended December 31, 2010 valued at $22,500. The Company issued the shares of restricted common stock to the Donald W. Prosser in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 12, 2011 the Company exchanged for the payment of a consulting contract entered into on March 2, 2010 for financing, structure, and investor services for 770,000 shares of restricted common stock valued at $481,251. The contract is for a period of three years. The Company issued the shares of restricted common stock to the consultant in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 12, 2011 the Company paid its Board of Directors for their services in 2009 and 2010 with 66,026 shares of restricted common stock in exchange for $98,000 of services. The Company issued the shares of restricted common stock to the Directors in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 12, 2011 the Company paid one of its Directors, Charles B. Davis, for services related to the operations of the pipeline business and proposed purchase of oil and gas properties. The Board of Directors has agreed to pay the Director on a three year contract beginning January 1, 2010, $245,000 to be paid in the form of 350,000 shares of restricted common stock. The Company issued the shares of restricted common stock to Charles B. Davis in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 12, 2011 the Company paid its Chief Executive Officer and Director, Donald W. Prosser, for services related to the operations, finance and loans for operations. The board of directors has agreed to pay the director on a four year agreement beginning January 1, 2009, $430,000 to be paid in the form of 420,000 shares of restricted common stock.

On April 12, 2011, the Company issued 75,000 shares of its restricted common stock to a consultant valued at $6.10 per share in exchange for consulting services. The Company issued the shares of restricted Common stock to Donald W. Prosser and the consultant in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 2, 2011 the Company repaid an aggregate of $500,000 of outstanding promissory notes held by Donald W. Prosser, Chief Executive Officer and Director; Charles B. Davis, Chief Operating Officer and Director; and William Stewart, Director, to convert $500,000 of debt, owed to them, in exchange for 62,500 restricted shares of common shares at $8.00 per share. These shares were subject to a one year lock-up period. The $8.00 conversion price was a 1.127% premium to the Friday April 29, 2011 closing common stock price. The Company issued the shares to Donald W. Prosser, Charles B. Davis, and William Stewart with reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 8, 2011 the Company paid the Board of Directors for their services for the first quarter 2011 with 6,815 shares of restricted common stock in exchange for $30,000 of services. The Company issued the shares of restricted common stock to the Directors in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 9, 2011 the Company issued 938,500 shares of restricted common stock for $938,500 to 13 accredited investors as follows:

a) 103,500 shares of common stock were sold for $103,500 of cash

b) 835,000 shares of common stock were sold for $835,000 in exchange for conversion of notes payable.

On July 14, 2011 the Company issued 100,000 shares of restricted common stock for $100,000 to ten accredited investors.

The proceeds from the May 9, 2011 and July 14, 2011 restricted stock sales to an aggregate of 15 investors were used to finance the operations and the down-payment for the purchase of the oil & gas properties as described in the purchase and sale agreement reported in a Form 8-K filed May 25, 2011 and Form 8-K/A filed August 5, 2011. The shares were sold in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506. These securities qualified for exemption under Rule 506 because the issuance of securities by the Company did not involve a “public offering”. The issuances were not a public offering based upon the following factors: (i) a limited number of securities were issued to a limited number of offerees; (ii) there was no public solicitation or advertising; (iii) each offeree was an “accredited investor” as such term is defined by Rule 501 under the Securities Act; and (iv) the investment intent of the offerees.

On May 9, 2011 the Company issued an aggregate of 3,000 shares of restricted common stock for loan fees of $12,000 to three lenders related to $250,000 of loans obtained by the Company on May 9, 2011. The Company issued the shares of restricted common stock to the lenders in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On September 30, 2011, the Company privately sold 522.5 shares of its 15% Series A1 Convertible Preferred Stock at a purchase price of $10,000 per share for aggregate gross cash proceeds of $5,225,000. The shares were sold in reliance upon exemption from registration provided by Section 4(2) of the Securities Act and Rule 506. These securities qualified for exemption under Rule 506 because the issuance of securities by the Company did not involve a “public offering.” The issuance was not a public offering based upon the following factors: (i) a limited number of securities were issued to a limited number of offerees; (ii) there was no public solicitation or advertising; (iii) each offeree was an “accredited investor” as such term is defined by Rule 501 under the Securities Act; and (iv) the investment intent of the offerees.

Item 27. Exhibits.

The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit Number	Description

3.1	Restated Articles of Incorporation with Amendment adopted by shareholders on September 1, 1998 (filed as Exhibit 3.1 to Form 10-KSB for the year ended December 31, 1998 (filed with the SEC on April 16, 1999), and incorporated herein by reference).

3.2	Articles of Amendment to the Articles of Incorporation of Arête Industries, Inc. – Preferences, Limitations and Relative Rights of 15% Series A1 convertible preferred stock (filed as Exhibit 3.1 to Form 8-K dated September 30, 2011, and incorporated herein by reference.)

3.2(a)	Articles of Amendment to Articles of Incorporation dated May 29, 2012 – Preferences, Limitations and Relative Rights of 15% Series A1 Convertible Preferred Stock*

3.3	Bylaws (filed as Exhibit 3.3 to Form 10-K for the year ended December 31, 2010 and filed with the SEC on March 30, 2011.)

5	Opinion of Jones & Keller, P.C.*

10.1	Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated May 25, 2011 (filed as Exhibit 10.4 to Form 8-K dated May 25, 2011, and incorporated herein by reference.)

10.2	Security Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated May 25, 2011 (filed as part of Exhibit 10.4 to Form 8-K dated May 25, 2011, and incorporated herein by reference.)

10.4	Amended and Restated Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated July 29, 2011 (filed as Exhibit 10.5 to Amendment No. 1 to Form 8-K dated May 25, 2011 (filed with the SEC on August 5, 2011), and incorporated herein by reference.)

10.5	First Amendment to the Amended and Restated Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated August 12, 2011 (filed as Exhibit 10.8 to Amendment No. 1 to Form 8-K/A dated August 12, 2011 (filed with the SEC on August 18, 2011), and incorporated herein by reference.)

10.6	Second Amendment to the Amended and Restated Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated September 16, 2011 (filed as Exhibit 10.9 to Form 8-K dated September 16, 2011, and incorporated herein by reference.)

10.7	Promissory Note due to Pikerni, LLC ($250,000)*

10.8	Promissory Note due to Fairfield Management Group, LLC ($150,000)*

10.9	Amended and Restated Contract Operator Agreement between DNR Oil & Gas, Inc. and Arête Industries, Inc.*

10.10	Agreement regarding Increase in Payments in respect of Amended and Restated Purchase and Sale Agreement (Exhibit C)*

14	Code of Business Conduct and Ethics*

21	List of Subsidiaries*

23.1	Consent of Causey Demgen & Moore Inc.*

23.2	Consent of Ronald R. Chadwick, P.C.*

23.3	Consent of Jones & Keller, P.C. (included with Exhibit 5)*

23.4	Consent of Ryder Scott Company*

24	Power of Attorney (see signature page)

101

The following materials are filed herewith:

(i) XBRL Instance, (ii) XBRL Taxonomy Extension Schema, (iii) XBRL Taxonomy Extension Calculation, (iv) XBRL Taxonomy Extension Definition, (v) XBRL Taxonomy Extension Labels, and (vi) XBRL Taxonomy Extension Presentation. In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Exchange Act of 1934, and otherwise is not subject to liability under these sections and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as expressly set forth by the specific reference in such filing.

*	Filed herewith.

Item 28. Undertakings.

The undersigned registrant hereby undertakes that it will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.

2.	For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to this offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of the Securities Act (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Westminster, State of Colorado, on this 29th day of May, 2012.

Arête Industries, Inc.

By:	/s/ Donald W. Prosser

Donald W. Prosser,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints DONALD W. PROSSER and JOHN R. HERZOG his true and lawful attorneys-in-fact and agents, each acting alone, with full power of stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Charles L. Gamber Charles L. Gamber	Secretary and Director	May 29, 2012

/s/ Donald W. Prosser Donald W. Prosser	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 29, 2012

/s/ John R. Herzog John R. Herzog	Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 29, 2012

/s/William W. Stewart William W. Stewart	Director	May 29, 2012

/s/Charles B. Davis Charles B. Davis	Director	May 29, 2012

EXHIBIT INDEX

The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit Number	Description

3.1	Restated Articles of Incorporation with Amendment adopted by shareholders on September 1, 1998 (filed as Exhibit 3.1 to Form 10-KSB for the year ended December 31, 1998 (filed with the SEC on April 16, 1999), and incorporated herein by reference).

3.2	Articles of Amendment to the Articles of Incorporation of Arête Industries, Inc. – Preferences, Limitations and Relative Rights of 15% Series A1 convertible preferred stock (filed as Exhibit 3.1 to Form 8-K dated September 30, 2011, and incorporated herein by reference.)

3.2(a)	Articles of Amendment to Articles of Incorporation dated May 29, 2012 – Preferences, Limitations and Relative Rights of 15% Series A1 Convertible Preferred Stock*

3.3	Bylaws (filed as Exhibit 3.3 to Form 10-K for the year ended December 31, 2010 and filed with the SEC on March 30, 2011.)

5	Opinion of Jones & Keller, P.C.*

10.1	Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated May 25, 2011 (filed as Exhibit 10.4 to Form 8-K dated May 25, 2011, and incorporated herein by reference.)

10.2	Security Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated May 25, 2011 (filed as part of Exhibit 10.4 to Form 8-K dated May 25, 2011, and incorporated herein by reference.)

10.4	Amended and Restated Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated July 29, 2011 (filed as Exhibit 10.5 to Amendment No. 1 to Form 8-K dated May 25, 2011 (filed with the SEC on August 5, 2011), and incorporated herein by reference.)

10.5	First Amendment to the Amended and Restated Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated August 12, 2011 (filed as Exhibit 10.8 to Amendment No. 1 to Form 8-K/A dated August 12, 2011 (filed with the SEC on August 18, 2011), and incorporated herein by reference.)

10.6	Second Amendment to the Amended and Restated Purchase and Sale Agreement among Tucker Family Investment LLLP, DNR Oil & Gas, Inc., Tindall Operating Company and Arête Industries, Inc., dated September 16, 2011 (filed as Exhibit 10.9 to Form 8-K dated September 16, 2011, and incorporated herein by reference.)

10.7	Promissory Note due to Pikerni, LLC ($250,000)*

10.8	Promissory Note due to Fairfield Management Group, LLC ($150,000)*

10.9	Amended and Restated Contract Operator Agreement between DNR Oil & Gas, Inc. and Arête Industries, Inc.*

10.10	Agreement regarding Increase in Payments in respect of Amended and Restated Purchase and Sale Agreement (Exhibit C)*

14	Code of Business Conduct and Ethics*

21	List of Subsidiaries*

23.1	Consent of Causey Demgen & Moore Inc.*

23.2	Consent of Ronald R. Chadwick, P.C.*

23.3	Consent of Jones & Keller, P.C. (included with Exhibit 5)*

23.4	Consent of Ryder Scott Company*

24	Power of Attorney (see signature page)

101

The following materials are filed herewith:

(i) XBRL Instance, (ii) XBRL Taxonomy Extension Schema, (iii) XBRL Taxonomy Extension Calculation, (iv) XBRL Taxonomy Extension Definition, (v) XBRL Taxonomy Extension Labels, and (vi) XBRL Taxonomy Extension Presentation. In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Exchange Act of 1934, and otherwise is not subject to liability under these sections and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as expressly set forth by the specific reference in such filing.

*	Filed herewith.